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                                                                   EXHIBIT 10(k)

                             CONFIDENTIAL TREATMENT

The material marked by ({REDACTED}) on the attached pages has been omitted from the filed copy of this agreement in connection with a confidential treatment request filed with the Securities and Exchange Commission by Lesco, Inc. (the "Company").

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                           LONG-TERM SUPPLY AGREEMENT

     This LONG-TERM SUPPLY AGREEMENT ("Agreement") is entered into effective as of October 1, 2005 ("Contract Date"), by and between Turf Care Supply Corp., a Delaware corporation ("Supplier"), and LESCO, Inc., an Ohio corporation ("LESCO"). Additional defined terms are set forth in Section 1 hereof.

                                    RECITALS

     A. Prior to the Purchase and Sale Closing Date, LESCO used the Purchased Assets to manufacture and distribute the Products for its own account. Pursuant to the Purchase Agreement, effective as of the Purchase and Sale Closing Date, Supplier acquired from LESCO the Purchased Assets and will now commence to manufacture and distribute the Products for LESCO (and other products for others) pursuant to this Agreement.

     B. LESCO and Supplier have entered into this Agreement, effective as of the Contract Date, to establish the terms and conditions for LESCO's ongoing purchase from Supplier of Existing Products (and such New Products as Supplier may make available pursuant to this Agreement).

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, LESCO and Supplier agree as follows:

     1. ACCOUNTING TERMS; DEFINITIONS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if LESCO notifies Supplier that LESCO requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Defined terms used in this Agreement shall have the meaning ascribed thereto as follows:

          "Agreement" is defined in the introductory paragraph hereof.

          "Basic Warranty" is defined in Section 9(a) hereof.

          "Basic Warranty Period" is defined in Section 9(a) hereof.

          "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Ohio.

          "CAS" means cost accounting standards as applied in the United States of America and on a basis consistent with LESCO's historical practices, except as otherwise modified or set forth in Attachments D and/or E to this Agreement.

          "Confidential Information" is defined in Section 15 hereof.

          "Conforming Goods" means Products that are manufactured or sourced by Supplier

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for or on behalf of LESCO that meet or exceed the Specifications and Quality
Standards; provided, however, that fertilizer blends produced with the existing Ranco blenders at the Sebring, Florida facility will not be considered non-conforming until such time as Supplier modifies, upgrades, replaces or no longer uses the Ranco blenders.

          "Conforming PO" means either a Conforming Seasonal PO or a Conforming Non-Seasonal Replen PO, as applicable.

          "Conforming Non-Seasonal Replen PO" means any Non-Seasonal Replen PO delivered by LESCO to Supplier which:

               (i) orders a quantity of Products not in excess of the amount provided for such month in the Locked Non-Seasonal Purchase Forecast (as defined in Attachment C),

               (ii) provides for between seven and fourteen days to deliver the applicable Non-Seasonal Product (to be adjusted by LESCO and Supplier based on actual experience during the Transitional Period, but not to exceed 14 days), and

               (iii) contains the items set forth in subsections (i) through (v) of Section 3(c) hereof.

          "Conforming Seasonal PO" means any Seasonal PO delivered by LESCO to Supplier which:

               (i) orders a quantity of Products not in excess of the amount provided for such month in the Locked PO Forecast (as defined in Attachment C),

               (ii) is delivered on or before the first day of the applicable month specified in the PO Forecast,

               (iii) provides for seven to fourteen days' delivery time (to be adjusted by LESCO and Supplier based on actual experience during the Transitional Period, but not to exceed 14 days),

               (iv) provides for the delivery location and SKU that is specified in the PO Forecast, and

               (v) contains the items set forth in subsections (i) through (v) of Section 3(b).

          A PO (an "In-Month Conforming Seasonal PO") will also be considered a Conforming Seasonal PO if:

               (i) the quantity of the SKU ordered by such PO, when taken together with the quantities of such SKU ordered by other Conforming Seasonal PO's and In-Month Conforming Seasonal PO's issued within the same month, does not exceed an amount equal to 10% of the quantity of SKU forecasted in the Locked PO Forecast (as defined in Attachment C) for such month,

               (ii) provides for seven to fourteen days' delivery time (to be adjusted by LESCO and Supplier based on actual experience during the Transitional Period, but not to exceed 14 days), and

               (iii) contains the items set forth in subsections (i) through (v) of Section 3(b).

          "Contract Date" is defined in the introductory paragraph hereof.

          "Contract Term" is defined in Section 8(a) hereof.

          "Customer" means any person who purchases any Product from LESCO, whether


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through a Store, through LESCO's golf sales representatives network, through
Internet sales or otherwise.

          "Environmental Protection Agency" means the U.S. Environmental Protection Agency, and any successor agency or agencies that may exist from time to time.

          "Existing Products" means those certain fertilizers, seed, control products and related products specifically listed by SKU and described in Attachment A attached hereto and made a part hereof.

          "Force Majeure" is defined in Section 11 hereof.

          "Forecast" means a Non-Seasonal Purchase Forecast, a PO Forecast or a Seasonal Purchase Forecast.

          "GAAP" means generally accepted accounting principles as applied in the United States of America and on a basis consistent with LESCO's historical practices, as in effect as of the pertinent measurement or testing date, unless otherwise modified or set forth in this Agreement.

          "Last Leg Transportation Costs" is defined in Attachment D.

          "LESCO" is defined in the introductory paragraph hereof.

          "LESCO Purchase Order" means LESCO's purchase order issued in electronic, written or other format to Supplier; provided, however, that in the event of any inconsistency between a LESCO Purchase Order and this Agreement, the terms hereof shall control.

          "Lost Gross Profit" is defined in Attachment B hereof.

          "Major Make-Whole Payment" is defined in Attachment B hereof.

          "Maintenance Capital" means all capital expenditures (as defined and determined in accordance with GAAP) made by Supplier in connection with the assets acquired for purposes of manufacturing or sourcing Products for LESCO.

          "Margin" means the Margin on A/R and the Margin on Maintenance Capital, as applicable.

          "Margin on A/R" is defined in Attachment F hereof.

          "Margin on Maintenance Capital" is defined in Attachment F hereof.

          "Minor Make-Whole Payment" is defined in Attachment B hereof.

          "New Products" is defined in Section 3(e) hereof.

          "Non-Seasonal Products" means all Products other than Seasonal
Products.


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          "Non-Seasonal Purchase Forecast" is defined in Attachment C hereof.

          "Non-Seasonal Replen PO" is defined in Section 3(c) hereof.

          "Owner" is defined in Section 15 hereof.

          "parties" means LESCO and Supplier, and their permitted successors and permitted assigns, and "party" means LESCO or Supplier (and their respective permitted successors and permitted assigns).

          "person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government, or any agency or political subdivision thereof, or any other form of entity.

          "PO Forecast" is defined in Attachment C hereof.

          "Products" means Existing Products and New Products, collectively, that are manufactured or sourced for or on behalf of LESCO by Supplier pursuant to this Agreement.

          "Purchase Agreement" means that certain Asset Purchase Agreement executed as of July 26, 2005 by Supplier and LESCO but effective as of the Purchase and Sale Closing Date.

          "Purchase and Sale Closing Date" means the closing date of the purchase and sale transaction contemplated by the Purchase Agreement.

          "Purchased Assets" means the assets purchased by Supplier from LESCO pursuant to the Purchase Agreement.

          "Recipient" is defined in Section 15 hereof.

          "Seasons" means the various time periods set forth in Attachment A to this Agreement with respect to the Seasonal Products set forth opposite such time periods, and "Season" shall mean any one of them.

          "Seasonal PO" is defined in Section 3(b).

          "Seasonal Products" means, for each Season (and only with respect to the period of such Season), the applicable category (i.e., Pre-emergent; Post-emergent; Fertilizer; Insecticide; Fungicide; Seed; or Ice Melt) of Product set forth opposite the name of the applicable Season in Attachment A hereof). A Seasonal Product shall be considered a Non-Seasonal Product for all time periods other than such Seasonal Product's Season(s) as set forth on Attachment A.

          "Seasonal Purchase Forecast" is defined in Attachment C hereof.

          "SEC" means the U.S. Securities and Exchange Commission, and any successor agency or agencies that may exist from time to time.

          "Semi-Annual Forecast" is defined in Section 3(a) hereof.


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          "SKU" means stock-keeping unit.

          "Specifications and Quality Standards" means the specifications and quality standards for manufacturing, packaging and labeling the products, which shall be provided by LESCO to Supplier in written and/or electronic format through LESCO's bill of materials system, as updated from time to time; provided that to the extent the Specification and Quality Standards change from those in existence today, any additional costs or savings resulting therefrom will adjust the Historical Metrics in Attachment E appropriately.

          "Standard Cost" is defined in Section 4(a) hereof

          "Store" means any LESCO Stores-On-Wheels(R), LESCO Service Center(R) or other LESCO owned or leased sales outlet.

          "Supplier" is defined in the introductory paragraph hereof.

          "Transitional Period" means the Transitional Period as defined in the TSA.

          "TSA" means that certain Transitional Services Agreement dated as of October 1, 2005, by and between LESCO and Supplier.

     2. SALE AND PURCHASE OF PRODUCTS.

          (A) Agreement to Sell and Purchase Products. Supplier shall sell to LESCO, and LESCO shall purchase from Supplier, Products pursuant to the terms hereof. At all times during the Contract Term, Supplier shall maintain the capacity and resources necessary to permit Supplier to satisfy each Conforming PO, within agreed upon lead times and meeting all Specifications and Quality Standards and the other terms and conditions contained in this Agreement, which capacity and resource levels shall be at least equal to those of or related to the Purchased Assets immediately prior to the Contract Date. This Agreement constitutes a requirements contract with regard to all Products, meaning that
(i) Supplier hereby grants LESCO a first call on Supplier's manufacturing capacity and resources to the extent required to satisfy one hundred and five percent (105%) of each June Capacity Forecast and December Capacity Forecast (subject to the provisions of Section 3(a) hereof and provided that Supplier shall not be obligated to possess capacity and resources beyond that available with the Purchased Assets immediately prior to Closing), and that Supplier will manufacture products for other customers only to the extent that fulfilling one hundred and five percent (105%) of the June Capacity Forecast and December Capacity Forecast (subject to the provisions of Section 3(a) hereof) does not require such capacity and resources and (ii) LESCO shall purchase all Products that it requires from Supplier except (A) that, to the extent Supplier informs LESCO that it is unable to produce the volume of the applicable Product indicated in a Forecast or LESCO Purchase Order, LESCO may acquire any shortfall from third party suppliers; (B) that, to the extent LESCO acquires certain Products (including, for avoidance of doubt, branded products) from third party manufacturers as of the date hereof, LESCO may continue to source those Products from such manufacturers if Supplier is not able to manufacture or source such Products on a basis at least as favorable to LESCO; (C) that nothing in this Agreement shall be construed to prohibit or limit LESCO from acquiring Product(s) from any other person to the extent


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Supplier is unable to comply with any of its obligations under this Agreement or to the extent delivery costs to any Store or Customer make any purchase(s) of Product(s) from Supplier more costly to LESCO than from any other source; and
(D) pursuant to Section 3(b) hereof.

          (B) Product Specifications. Supplier will manufacture or source all Products to the Specifications and Quality Standards. As required by applicable law but normally once per fiscal year, Supplier shall deliver to LESCO (i) for any Product sold to LESCO hereunder that is registered with the EPA, a specification sheet and a certificate of analysis in the form submitted to the EPA for such Product, and (ii) for any Product sold to LESCO hereunder that is not registered with the EPA, a specification sheet and a certificate satisfactory to LESCO certifying that such Product conforms with the Specifications and Quality Standards applicable thereto.

          (C) LESCO's Resale of Products. LESCO is permitted to resell the Products to any person anywhere in the world at any price and in any manner whatsoever including, but not limited to, from a Store, through LESCO's golf sales representatives network or through Internet sales. For avoidance of doubt, Supplier acknowledges and agrees that (i) LESCO may receive co-operative advertising payments from vendors (for, among other things, advertising, slotting and spiffs) in connection with LESCO's sales of the Products, and (ii) all such payments are not covered by this Agreement, do not impact in any manner whatsoever the price to be paid by LESCO hereunder for Products, and may be retained by LESCO without any accounting whatsoever to Supplier.

          (D) Special Provisions Relating to Turfgrass Seed. Pursuant to the Purchase Agreement, Supplier has acquired LESCO's turfgrass seed facilities and personnel in Silverton, Oregon. However, LESCO is retaining all contracts and licenses relating to the manufacture and purchase of turfgrass seed ("Turfgrass Seed Contracts").

               (i) LESCO will arrange to have the turfgrass seed purchased pursuant to the Turfgrass Seed Contracts delivered to Supplier's facility in Silverton, Oregon (as elsewhere, as the Parties may agree from time to time). LESCO shall sell to Supplier, and Supplier shall purchase from LESCO, such turfgrass seed upon delivery thereof to Supplier's facility. The terms of purchase/sale shall be identical to the terms of purchase/sale, including payment terms, between LESCO and its turfgrass seed vendors pursuant to the applicable Turfgrass Seed Contracts (for avoidance of doubt, LESCO shall sell such turfgrass seed to Supplier at LESCO's cost thereof, and TCS shall remit payment (equal to what LESCO must pay its turfgrass seed vendor(s)) to LESCO at least one (1) Business Day before LESCO pays its turfgrass seed vendor(s)).

               (ii) All turfgrass seed sold to Supplier shall be held solely and exclusively for LESCO, and LESCO shall purchase all of such Product as needed. LESCO shall designate from time to time whether a particular quantity of such seed shall be delivered to it under LESCO's "variety specific" names and labels or under a "non-variety specific" name and label. If Supplier must have a license or other permission to re-sell such turfgrass seed to LESCO, the parties shall cooperate in good faith in order for Supplier to obtain such license/permission.

               (iii) Supplier shall use its commercially reasonable best efforts to assist LESCO in maintaining good relationships with its turfgrass seed vendors in the manner historically maintained by LESCO prior to the Contract Date.


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               (iv) Except as otherwise set forth in this Section 2(d),
turfgrass seed purchased by Supplier from LESCO shall, upon such purchase, be treated like any other Product hereunder.

     3. QUANTITIES AND ORDERING

          (A) Forecasting; Production Scheduling; Ordering. As set forth in Attachment C, LESCO or Supplier shall prepare (and, as specified on such attachment, LESCO and Supplier shall agree on): (i) with respect to Seasonal Products (including the seasonal allocations of Non-Seasonal Products), (A) monthly forward 12-month Seasonal Purchase Forecasts, (B) monthly forward 12-month Seasonal Production Schedules and (C) monthly forward 12-month Seasonal PO Forecasts and (ii) with respect to Non-Seasonal Products, a monthly forward 12-month Non-Seasonal Purchase Forecast, in each case all as set forth in Attachment C hereto. (The 12-month Seasonal Purchase Forecasts and the 12-month Non-Seasonal Purchase Forecasts that are delivered in June and December are referred to herein, respectively, as the "June Capacity Forecast" and the "December Capacity Forecast" and the first six months of each of the June Capacity Forecast and the December Capacity Forecast are referred to herein collectively as the "Semi-Annual Forecasts" and each as a "Semi-Annual Forecast."). The June Capacity Forecast and the December Capacity Forecast shall be considered final for purposes of determining capacity and resources that must be reserved for LESCO pursuant to Section 2(a) hereof and for purposes of
Section 8; provided that where the June Capacity Forecast and the December Capacity Forecast overlap, the forecast first provided shall govern with respect to such six month period and the capacity and resources required under Section 2(a) hereof and provided, further, that Supplier shall make available to LESCO all excess capacity and resources in excess of such June and December Capacity Forecasts to the extent not otherwise committed to other customers. For example, if (1) the December Capacity Forecast delivered in December 2005 requires 1000 tons between January 1, 2006 and June 30, 2006 and 1,500 tons between July 1, 2006 and December 31, 2006 and (2) the June Capacity Forecast delivered in June 2006 requires 2,000 tons between July 1, 2006 and December 31, 2006 and 2,500 tons between January 1, 2007 and June 30, 2007, then Supplier is required to reserve capacity and resources to LESCO to produce (a) 1,575 tons from July 1, 2006 to December 31, 2006 and (b) 2,625 tons between January 1, 2007 and June 30, 2007 provided that Supplier shall make available to LESCO all excess capacity and resources in excess of such June and December Capacity Forecasts to the extent not otherwise committed to other customers.

The parties acknowledge that Supplier need not begin production (other than sourcing of raw materials) of Seasonal Products (including the seasonal allocations of Non-Seasonal Products) until Supplier receives a Conforming PO.

          (B) Ordering of Seasonal Products. A LESCO Purchase Order for Seasonal Products (including the seasonal allocations of Non-Seasonal Products) (a "Seasonal PO") will be issued by LESCO to Supplier pursuant to the PO Forecast or Section 3(d) hereof. Issuance of a Seasonal PO will commit LESCO to purchase from Supplier the Products ordered on the Seasonal PO. LESCO will endeavor to deliver all Seasonal POs (other than In-Month Seasonal PO's) on or before the first day of the month specified in the PO Forecast. Each Seasonal PO will contain:

               (i) the SKU of the ordered Product;


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               (ii) the quantity and Standard Price per SKU;

               (iii) the address or delivery site of the Store or Customer where the Product is to be delivered or the service area containing the Store where the Product will ultimately be delivered with sufficient specificity so that Supplier can determine the appropriate distribution center and manufacturing plant;

               (iv) the date of delivery to the Store or Customer; and

               (v) any mutually-agreed special delivery requirements.

          (C) Ordering of Non-Seasonal Products. LESCO Purchase Orders for Non-Seasonal Products may be issued by LESCO to Supplier from time to time for the replenishment of Non-Seasonal Products (a "Non-Seasonal Replen PO"). Issuance of a Non-Seasonal Replen PO will commit LESCO to purchase from Supplier the Products ordered on such PO. Each Non-Seasonal Replen PO will contain the following information:

               (i) Product SKU,

               (ii) the address or delivery site of the Store or Customer where the Product is to be delivered,

               (iii) the quantity and Standard Price per SKU,

               (iv) the date of delivery to the Store or Customer, and

               (v) any mutually-agreed special delivery requirements.

          (D) Changes in Need for any Product. LESCO will promptly advise Supplier in writing if LESCO has placed any Product SKU on "watch" or "phase-out" status, or if LESCO has any other reason to anticipate any increase or decrease in its need for any Product not otherwise reflected in any Forecast. In any such event, Supplier shall use all commercially reasonable best efforts (including, but not limited to, the running of additional production shifts, if necessary) to fulfill LESCO's revised needs with respect to any Product ordered pursuant to a LESCO Purchase Order as soon as practicable after receipt of a revised LESCO Purchase Order reflecting an increased or decreased order for such Product; provided that Supplier shall not be subject to any penalties or any other liabilities if it is unable to deliver the increased volume of Products in accordance with the revised LESCO Purchase Order. If Supplier determines that it will be unable to deliver an increased volume of Products to comply with LESCO's revised needs, it shall promptly so notify LESCO of such fact and the reason(s) therefor, and LESCO shall be free to purchase from any other supplier or suppliers the quantities that Supplier is unable to deliver.

          (E) New Products.

               (i) Supplier will keep LESCO fully informed as to the development status of all proposed new fertilizer, combination fertilizer, seed, ice melt, pesticide, pest control products and/or related product(s) (collectively, "New Products" and individually, a "New Product") being developed by or on behalf of Supplier and, to the extent known, by any other person; provided, however, that the foregoing provision shall not require Supplier to violate any written or oral contractual confidentiality obligation to a third party, any trade secrets of a third party or any applicable law (so long as such written or oral contractual confidentiality obligation was not created in order to circumvent such foregoing provision). As soon as Supplier determines that a New Product to be manufactured or sourced by Supplier is commercially viable, it shall so notify LESCO in writing, describing the New Product(s) to be manufactured or sourced, the anticipated


                                      -8-

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availability schedule therefor and the quantities thereof that are anticipated to be available for delivery. For any New Product(s) being developed or sold by a person other than Supplier, Supplier shall keep LESCO apprised of any information relating thereto that becomes known to Supplier, and Supplier shall, at the request of LESCO, either obtain, at LESCO's cost, sufficient rights to allow Supplier to manufacture or source such New Product(s) for the benefit of LESCO and its Customers or permit LESCO to purchase such New Products(s) for distribution to LESCO and/or LESCO's Customers through Supplier's distribution network. Any intellectual property related to New Product(s) developed by Supplier pursuant to this paragraph shall be the property of Supplier, subject to the license rights granted to LESCO in Section 7(c) hereof.

               (ii) LESCO may from time to time propose to Supplier the development and/or manufacture of a New Product (including, but not limited to, derivatives of Existing Products) and, subject to Section 3(e)(iv) hereof, Supplier shall proceed with such development. In the event that Supplier does not proceed with such development as a result of such Section 3(e)(iv), LESCO shall be free to proceed with such development as LESCO proposes. Supplier shall so notify LESCO in writing, describing the New Product(s) to be manufactured or sourced, the anticipated availability schedule therefor and the quantities thereof that are anticipated to be available for delivery. If, as a result of such development, a patentable invention, technology or other protectable intellectual property right is created, LESCO and Supplier shall cooperate with one another to register or otherwise protect such intellectual property at LESCO's cost. Any such intellectual property related to New Product(s) proposed by LESCO pursuant to this paragraph shall be the property of LESCO, subject to the license rights granted to Supplier in Section 7(b) hereof.

               (iii) Any New Product purchased by LESCO under this Section 3(e) shall be deemed to be one of the "Products" for purposes hereof, and Attachment A shall be updated from time to time to reflect any New Product(s) that become Existing Products.

               (iv) If the manufacture of a New Product would result in a material increase in Standard Cost pursuant to Section 6(a)(iv) hereof, then Supplier and LESCO shall cooperate in good faith to reset the metrics set forth in Attachment E hereof in order to take such change into account. If the parties are unable to agree on such new metrics, then Supplier may refuse to manufacture such New Product(s).

          (F) Information Transmission Process. Supplier and LESCO shall cooperate in good faith to establish and thereafter utilize, as soon as is reasonably practicable and cost effective, an electronic data transmission process to support data transmission and communication between LESCO and Supplier including, but not limited to, forecasts, production schedules and any other information mutually desired by the parties.

          (G) Bar Coding. Supplier and LESCO shall cooperate in good faith to establish and thereafter utilize, as soon as is reasonably practicable and cost effective, a Product bar-coding system mutually acceptable to the parties.

     4. PRODUCT PRICING.

          (A) Product Pricing. For each Product purchased by LESCO from Supplier hereunder (including pursuant to Section 5(b) and 5(c)), LESCO shall pay to Supplier Supplier's cost, as


                                      -9-

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determined in accordance with Attachments D and E to this Agreement, to provide such Product to or on behalf of LESCO ("Standard Cost") plus (without duplication of any costs included in Standard Costs) Last Leg Transportation Costs (as provided in Attachment D). At all times during the Contract Term, Supplier shall use all commercially reasonable efforts to minimize the costs payable by LESCO hereunder.

          (b) Competitive Pricing. Any other provision hereof to the contrary notwithstanding, Supplier covenants and guarantees that it will not offer or sell products to any of its direct or indirect customers (that are buying products similar to the Products at quantity levels similar to or less than LESCO's levels) at a purchase price (after taking into account all discounts, allowances, incentives, rebates or other concessions, no matter the type or form) that yields to Supplier a profit margin less than the profit margin earned by Supplier from the sale to LESCO hereunder of the same or substantially similar products.

     5. PRODUCT DELIVERY AND ACCEPTANCE; PRODUCT RETURNS; MANDATORY ACCEPTANCES.

          (A) Delivery and Acceptance; Returns. Supplier shall deliver Conforming Goods to LESCO or its Customers at such locations (and quantities per location) as are specified in a Conforming PO. If Supplier fails to do so, Supplier shall pay to LESCO the Minor Make-Whole Payments and the Major Make-Whole Payments on the terms and subject to the conditions set forth in Attachment B to this Agreement (for avoidance of doubt, Minor Make-Whole Payments and the Major Make-Whole Payments are designed to reasonably compensate LESCO for Supplier's failure to perform in accordance with its obligations under this Agreement and shall be construed as liquidated damages and not as penalties). Except as otherwise provided in this Section 5(a) or Section 12 hereof, any return of Product must be approved in advance by Supplier, and must be accompanied by a return authorization from Supplier. LESCO shall notify Supplier of any obvious defects in the Products or packaging therefor that are apparent from visual inspection thereof within five (5) Business Days of the date of delivery to a LESCO Store. LESCO shall notify Supplier of any alleged defects in the Products or packaging therefor within six (6) months of LESCO's (or, if direct-shipped by Supplier to a Customer, such Customer's) receipt thereof. LESCO shall endeavor to return to Supplier at least one (1) unopened bag of any allegedly non-conforming Product so that it may undergo appropriate testing. LESCO reserves the right to refuse and/or to return to Supplier any non-Conforming Goods (or Conforming Goods delivered) in excess of the quantities, or delivered significantly before or after the times, specified in the applicable Conforming PO.

          (B) Forced Sale and Delivery of Seasonal Products (excluding the seasonal allocation of Non-Seasonal Products) and Certain Other Products. At any time during the 13th to 18th days of the last month of any Season, Supplier shall have the right, by giving notice to LESCO during such period, to sell to LESCO any Product consisting of Inventory included within the Purchased Assets and any Seasonal Product (but not including any seasonal allocation of Non-Seasonal Products) produced, sourced or manufactured for LESCO or a LESCO Customer pursuant to a Seasonal PO relating to the Season in which such notice is given. LESCO shall be obligated to purchase such Product within three (3) Business Days of receipt of such notice. Such notice shall contain the Product and volume that Supplier will sell to LESCO (and that LESCO will purchase from Supplier) pursuant to this Section 5(b). Within two (2) Business Days after LESCO's


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receipt of such notice, LESCO shall advise Supplier of the location to which such Product will be delivered. Absent such agreement, Supplier will use its reasonable judgment in delivering such Product to the most cost-effective Stores.

          (C) Forced Sale of Fertilizer and Certain Other Products and Forced Non-Seasonal Products PO. If, at any time, Supplier determines that it is carrying an amount of Non-Seasonal Product (based on SKU), or an amount of the Seasonal Product "Fertilizer" (based on SKU), or any Product consisting of Inventory included within the Purchased Assets (based on SKU), that was produced or sourced for LESCO pursuant to a Non-Seasonal Purchase Forecast (or, in the case of such Fertilizer, a Seasonal PO) but is then greater than LESCO's forecasted demand for the next six (6) months (per the most recent Non-Seasonal Purchase Forecast or Seasonal Purchase Forecast), or if Supplier has not received a Non-Seasonal Replen PO in six (6) months for a particular Non-Seasonal Product SKU that was produced or sourced for LESCO pursuant to a Non-Seasonal Purchase Forecast, then Supplier has the right to cease further production of such Product and, on five (5) Business Days notice, sell to LESCO (and LESCO shall purchase from Supplier) in accordance with Section 4 hereof all such Product in excess of such six months forecasted demand.

     6. INVOICING AND PAYMENT.

          (A) Payment of Standard Cost and Margin.

               (i) Payment of Standard Costs and Last Leg Transportation Costs. Supplier will deliver to LESCO an invoice identifying the types, quantities and applicable Standard Costs, by SKU, as well as Last Leg Transportation Costs at each time that Products are shipped from Supplier's manufacturing plant or Supplier's distribution center (whichever is the last point in Supplier's shipment) to a Store, to a Customer or to such other delivery location (other than a Supplier distribution center) as is specified in a Seasonal PO or Non-Seasonal Replen PO, FOB such manufacturing plant or distribution center, with freight paid. All payments for Standard Costs are due:

For Products Shipped Within the Period:     Payment Terms
---------------------------------------     -------------
To and including December 31, 2006          Within 45 days

From January 1, 2007 to December 31, 2007   Within 42 days

From January 1, 2008 to December 31, 2008   Within 39 days

From January 1, 2009 to December 31, 2009   Within 36 days

From January 1, 2010 to December 31, 2010   Within 33 days

From and after January 1, 2011              Within 30 days

in each case after date of shipment of the Product to a Store, to a Customer or to such other delivery location as is specified in the applicable LESCO Purchase Order. If LESCO fails to pay the invoiced cost (i.e. Standard Cost plus Last Leg Transportation Cost) when due, it shall pay Supplier simple interest, accrued daily, on the overdue amount at the rate of 1.5% per month accrued daily.

               (ii) Payment of Margin on A/R. Supplier will calculate Margin on A/R pursuant to Attachment F to this Agreement. If the annual aggregate Margin on A/R for such calendar year (which shall be prorated for the period from the Contract Date through December 31, 2005, and for any other period that is less than 12 months) is less than {REDACTED}, LESCO shall pay to Supplier the amount of such shortfall. If LESCO fails to pay such shortfall Margin on A/R to Supplier when due for such year, it shall pay Supplier simple interest on the overdue amount at the rate of {REDACTED}% per month, accrued daily.

               (iii) Payment of Margin on Maintenance Capital. Supplier will calculate the Margin on Maintenance Capital pursuant to Attachment F to this Agreement. For such calculation, the annual Maintenance Capital shall not be more than ${REDACTED} (provided that any amount thereof unused in any one year may be carried over to one (1) succeeding year and provided that Supplier may use 2007's allocation of ${REDACTED} in whole or in part in 2006). If LESCO fails to pay the Margin on Maintenance Capital to Supplier when due, it shall pay Supplier simple interest on the overdue amount at the rate of {REDACTED}% per month, accrued daily.

               (iv) Cost Savings; Cost Cap. Section 1 of Attachment E hereof sets forth the mechanics and methodologies for determining and allocating savings that will, if realized, be shared by the parties as provided therein.
Section 2 of Attachment E hereof sets forth the mechanics and methodologies for establishing the maximum aggregate annual costs that may be charged to LESCO.

               (v) Vendor Rebates. By December 15 of each year, Supplier will provide LESCO with a reasonable estimate of anticipated third party vendor or supplier rebates, refunds or similar payments for the immediately succeeding year. In accordance with CAS, Supplier's Standard Cost shall be net of such estimated rebates, refunds or payments. On the 15th of each month of such succeeding year, LESCO shall pay Supplier 1/12th of such estimated annual rebates. LESCO shall pay simple interest at the rate of {REDACTED}% per month, accrued daily, in the event it fails to pay on such date. Subject to Section 6(d) hereof, within 15 days of Supplier's receipt of any such vendor or supplier rebates, refunds or similar payments (to the extent such rebates, refunds or payments have been netted from Standard Cost), it shall pay such amounts to LESCO. Any amounts that remain unpaid by Supplier when due under this subsection shall accrue simple interest at the rate of {REDACTED}% per month, accrued daily. To the extent that actual vendor or supplier rebates, refunds or similar payments are greater or less than the amount netted from Standard Costs, such amounts shall be trued-up at the end of each year in connection with the true-up of actual costs relative to Standard Costs as provided in Attachment D.

          (b) Audit Rights. LESCO shall have the right to audit Supplier's books and records annually to ensure compliance with this Agreement by Supplier in its calculation of the Margin, Cost Savings (as defined on Schedule 1 of such Attachment E) and Cost Cap (as defined on Schedule 1 of such Attachment E). LESCO shall have until the end of the third (3rd) full month following receipt of Schedule 1-A from Supplier (as provided in Attachment E) to complete any audit of Supplier's books and records. If at any time it is determined that Supplier has overcharged LESCO, Supplier immediately shall pay to LESCO (A) the amount of such overcharge plus the Margin improperly paid by LESCO to Supplier on account of such overcharge plus (B) simple interest thereon equal to {REDACTED}% per month beginning on the date LESCO has paid the Margin, the Cost Savings Amount (as defined on Schedule 1 of such Attachment E) or costs in excess of the Cost Cap, as applicable, for the applicable period plus (C) LESCO's costs and expenses incurred in conducting such an audit.

          (c) Sales Tax Exemptions. LESCO shall provide Supplier with appropriate sales tax exemption and/or resale exemption certificates. If LESCO fails to provide any such certificates, then Supplier shall add applicable sales tax(es) to the invoices described in Section 6(a)(i) hereof, and the Historical Metric shall be adjusted upward under Schedule E to reflect such sales tax.

          (d) Financial Standards.

     i. LESCO shall:

          A. During the period commencing with the Contract Date to and including December 31, 2007, distribute to its shareholders (whether in the form of dividends or distributions or through the repurchase of its shares, in each case whether for cash or other property) no more than an aggregate of Twenty-Five Million Dollars ($25,000,000);

          B. During the period commencing with the Contract Date to and including December 31, 2007, make no more than Two Million Dollars ($2,000,000) per annum of Capital Expenditures for capital needs other than to finance new Stores or the remodeling of existing Stores;

          C. During the period commencing with the Contract Date to and including December 31, 2007, maintain minimum EBITDA, calculated on a trailing twelve-month basis as of the end of each fiscal month, as follows: an amount equal to the sum of x) 1) $6,000,000 to and including June 30, 2006, and 2) $12,000,000 from July 1, 2006 to and including December 31, 2007 plus y) the amount by which Capital Expenditures for the given period exceed $3,000,000;

          D. During the period commencing on January 1, 2008 and continuing through the Contract Term, maintain a Fixed Charge Coverage Ratio of at least
1.0 to 1.0, determined on a trailing twelve-month basis as of the end of each fiscal month;

          E. During the Contract Term, maintain a Senior Debt Ratio not to exceed the applicable ratio set forth in the following table:

                                          Maximum
Determination Date                   Senior Debt Ratio
------------------                   -----------------
At all times from (i) the Contract      0.60 to 1.00
Date to and including
June 30, 2006 and (ii) January 1
of each subsequent Contract Year
to and including June 30 of each
subsequent Contract Year

Commencing July 1, 2006, at all         0.40 to 1.00
times from July 1 of each Contract
Year to and including December 31
of each Contract Year

In addition, aggregate Senior Debt shall not exceed $30,000,000 at any time following the Contract Date to and including June 30, 2006.

          F. During the Contract Term, maintain Tangible Net Worth equal to, or greater than $20,000,000 though and including June 30, 2006 (and $25,000,000 thereafter) less,

               i) to and including June 30, 2006, the amount of dividends, distributions, or stock buybacks in excess of $10,000,000 incurred between the Contract Date and the date of calculation, or

               ii) from July 1, 2006 to and including December 31, 2006, the amount of dividends, distributions, or stock buybacks in excess of $17,500,000 incurred between the Contract Date and the date of calculation; and

          G. Have issued to Supplier under LESCO's senior credit facility a stand-by letter of credit in the original face amount of Ten Million Dollars ($10,000,000) (the "L/C"), the costs of issuance of which, up to 125 basis points of the face amount, are to be paid, and recognized as interest expense, by Supplier with the remainder, if any, to be paid by LESCO.

     ii. If LESCO fails to maintain any of the financial standards set forth in
Section 6(d)(i), then effective immediately upon such failure (but not before):

          A. Supplier shall be permitted to reduce the then-effective payment terms (as specified in Section 6(a) hereof) by up to one-half, in Supplier's sole discretion, rounding down to the next whole number (e.g., if the payment terms are then 45 days, the revised payment terms would be 22 days); provided, however, that:

               1. No more than once in any twelve month period, such payment terms shall be modified as specified in this sub-section at such time as the failure under section 6(d)(ii) is cured within 5 days (and, if the L/C is drawn, it is replaced to the full amount at no cost to Supplier), as determined on a pro forma basis (excluding any funded Senior Debt incurred in order to fund any payment required by Section 6(d)(ii)(B) hereof ("New Senior Debt"), and there are then no other failures under Section 6(d)(ii). Payment terms shall increase (rounding up to the next whole number) on a basis directly proportionate with LESCO's ability to maintain the retirement of the New Senior Debt, as determined by Supplier in good faith, to the extent that such retirement is not funded by additional Senior

Debt (but not in excess of the applicable level that would otherwise be applicable pursuant to Section 6(a) hereof);

               2. Such reduced payment terms immediately shall revert to the original levels that would apply had such failure not occurred, if and when LESCO is in compliance with the standards set forth in Section 6(d)(i) hereof at all times for two (2) consecutive months (and, if the L/C is drawn, it is replaced to the full amount at no cost to Supplier).

          B. If Supplier so reduces the then-effective payment terms, then LESCO shall make a payment to Supplier equal to the dollar amount of the accounts payable from LESCO to Supplier that become past due on account of such reduction. Such payment shall be funded:

               1. First, by a set-off against the vendor rebate amount payable by Supplier to LESCO pursuant to Section 6(a)(v) hereof, so long as Supplier is legally entitled to collection of such vendor rebate (subject to the no offset letter attached to the Purchase Agreement as Exhibit E);

               2. Second, by a payment in immediately available funds, whether from cash on hand, a draw upon LESCO's senior secured credit facility or otherwise; and

               3. Third, by a draw against the L/C.

     iii. Supplier is hereby granted a second priority security interest in all of LESCO's money, accounts, deposit accounts, inventory, equipment, goods, fixtures, investment property, documents, instruments, chattel paper, commercial tort claims, letters of credit, letter-of-credit rights, general intangibles, and supporting obligations, each as defined in the Uniform Commercial Code, intellectual property (and proceeds of each of the foregoing) (collectively, the "Collateral"), subject to the express condition subsequent that Supplier and LESCO's senior secured lender, PNC Bank, National Association, negotiate and enter into an intercreditor agreement that provides that Supplier may not take any enforcement action(s) against the Collateral with regard to such security interest (other than the filing of appropriate financing statements) unless and until all of LESCO's Senior Debt has been indefeasibly repaid in full, but that Supplier may accept and retain all payments required under this Agreement. Supplier is hereby authorized to file all financing statements necessary or appropriate to perfect the foregoing security interest. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO SUPPLIER PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SUPPLIER HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, DATED AS OF ___________, 2005 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE "INTERCREDITOR AGREEMENT"), AMONG SUPPLIER, LESCO, THE OTHER BORROWERS (AS DEFINED THEREIN) PARTY THERETO, AND PNC BANK, NATIONAL ASSOCIATION AS CREDIT AGENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

     iv. During the Contract Term, at no time will Supplier and LESCO permit the aggregate amount of trade payables owing from LESCO to Supplier pursuant to this Agreement to exceed Fifty Million Dollars ($50,000,000) (or such other amount as Supplier and LESCO may otherwise mutually agree in writing) (or such lower amount that results from payment terms being reduced in accordance with Section 6(d)(ii)(A) hereof).

     v. For purposes of this Section 6(d):

          A. "Capital Expenditures" means, without duplication, any expenditure for any purchase or other acquisition of any asset, including by way of stock purchase, merger or other reorganization, which would be classified as a fixed or capital asset on a consolidated balance sheet of LESCO and its subsidiaries prepared in accordance with GAAP.

          B. "EBITDA" means Net Income plus, to the extent deducted from revenues in determining Net Income, without duplication (1) Interest Expense,
(2) expense for taxes paid or accrued net of tax refunds, (3) depreciation, (4) amortization and other non-cash charges (other than non-cash losses (as determined in accordance with GAAP) incurred in the ordinary course of business), (5) non-cash losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business and (6) one-time transaction costs incurred in accordance with the consummation of the transactions contemplated by this Agreement and the Purchase Agreement up to $6,000,000, minus, to the extent included in Net Income, gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for LESCO and its subsidiaries on a consolidated basis.

          C. "Fixed Charge Coverage Ratio" means the ratio of (1) EBITDA to (2) Fixed Charges, all calculated for LESCO and its subsidiaries on a consolidated basis in accordance with GAAP.

          D. "Fixed Charges" means, with reference to any period, without duplication, cash Interest Expense, plus income taxes paid in cash during such period, plus Capital Expenditures made during such period, plus dividends, distributions and stock repurchases, in each case whether funded in cash or other property.

          E. "Interest Expense" means, with reference to any period, the interest expense (including that attributable to capital lease obligations) of LESCO and its subsidiaries for such period with respect to all outstanding monetary indebtedness of LESCO and its subsidiaries, calculated on a consolidated basis for LESCO and its subsidiaries for such period in accordance with GAAP.

          F. "Net Income" means, for any period, the consolidated net income (or loss) of LESCO and its subsidiaries, determined on a consolidated basis in accordance with GAAP.

          G. "Senior Debt" means, without duplication, (1) the aggregate outstanding principal amount of all of LESCO's indebtedness for borrowed money, plus interest accrued thereon, evidenced by notes, bonds, debentures, guaranties, letters of credit or similar evidences of indebtedness that has a lien priority senior to the lien for indebtedness of LESCO to Supplier hereunder, and (2) all obligations under capital leases; provided, that Senior Debt shall include neither letters of credit issued on behalf of LESCO up to a maximum aggregate face amount of $3,000,000 nor the L/C.

          H. "Senior Debt Ratio" means the ratio of (1) Senior Debt to (2) Senior Debt plus Tangible Net Worth.

          I. "Tangible Net Worth" means all amounts which would be included under shareholders' equity (less goodwill and other intangible assets) on a balance sheet calculated on a consolidated basis for LESCO and its subsidiaries for such period in accordance with GAAP.

     7. RAW MATERIALS AND PACKAGING.

          (A) Purchasing of Raw Materials and Packaging. During the Transitional Period, to the extent available, Supplier will manufacture or source Products utilizing raw material supply lines and purchase orders in place for LESCO as of the Contract Date. In any event, Supplier shall be responsible for obtaining all raw materials and packaging in quantities sufficient to allow it to manufacture Products in conformity with the Forecasts, and may do so in such a manner as Supplier determines would be more commercially reasonable. Title and risk of loss with respect to all raw materials and packaging shall be with Supplier. In the event that LESCO's existing supply agreements and/or purchase orders require that LESCO be the purchaser and/or recipient of the subject raw materials, Supplier and LESCO will work out a mutually agreeable arrangement with respect to Supplier's payment therefor and receipt thereof consistent with the terms hereof. For Products manufactured or sourced for LESCO hereunder, Supplier shall use commercially reasonable efforts to enter into forward contracts on terms and conditions (including lengths), and with suppliers, reasonably acceptable to LESCO and on a basis consistent with each Semi-Annual Forecast in order to fix the price of raw materials for prices and time frames mutually acceptable to the parties. In addition, the parties shall discuss acquiring raw materials on the spot market and/or establishing other hedging mechanisms under mutually beneficial circumstances. Seller and LESCO shall cooperate in the timing and quantity of raw material purchases in order to maximize vendor rebates. So long as such raw materials are being acquired solely for Products manufactured or sourced for LESCO, Supplier will endeavor to have all supply agreements include LESCO as a party (or indicate that LESCO is a third-party beneficiary thereof).

          (B) LESCO Branded Products; License to Use Certain of LESCO's Intellectual Property. All Products shall be packaged by Supplier and private-labeled under the LESCO(R) name or as otherwise directed by LESCO. During the Contract Term, LESCO grants to Supplier a non-exclusive, royalty-free, limited term license to use, without the right to sublicense, assign or otherwise convey, LESCO's trademarks, service marks and/or trade dress for the sole purpose of manufacturing or sourcing the Products, or displaying LESCO's intellectual property on such Products and/or packaging for Products in a manner that will cause it to be identified as LESCO's intellectual property. LESCO shall provide Supplier with facsimiles of the approved form of LESCO's intellectual property and packaging, and only LESCO-approved packaging may be used. During the Contract Term, LESCO hereby grants to Supplier a non-exclusive, royalty-free, limited-term license, with the right to make derivative works, to use LESCO's patent no. 5,478,375 - "Sealants for fertilizer compositions containing natural waxes" in the manufacture or distribution of the Products or the operations ancillary thereto. Upon termination hereof pursuant to Section 8, and subject to Supplier's payment to LESCO of a royalty equal to ${REDACTED} per ton produced (the "Royalty Fee"), LESCO hereby grants to Supplier a non-exclusive, perpetual license, with the right to make derivative works, to use LESCO's patent no. 5,478,375 - "Sealants for fertilizer compositions containing natural waxes" in the manufacture or distribution of the Products or the operations ancillary thereto (the "Patent"); provided however that so long as Supplier is producing or sourcing Products for LESCO, the Royalty Fee will be waived. In the event this Agreement is terminated pursuant to Section 8, Supplier is not otherwise producing or sourcing Products for LESCO and Supplier does not license the Patent from LESCO, LESCO shall reimburse Supplier for all reasonable costs and expenses incurred by Supplier, up to a maximum of {REDACTED}, to convert its manufacturing facilities to enable Supplier to produce substantially similar products as those produced with the Patent using an alternative process or technology.

          (C) License to Use Certain of Supplier's Intellectual Property. During the Contract Term, Supplier grants to LESCO a non-exclusive, royalty-free, limited term license to use, without the right to sublicense, assign or otherwise convey, (i) Supplier's Intellectual Property developed pursuant to
Section 3(e)(i) hereof and (ii) Supplier's trademarks, service marks and/or trade dress which shall be used to identify the Products as being "manufactured for LESCO [or its designee] by [Supplier]."

     8. TERM AND TERMINATION.

          (A) Contract Term. The term hereof shall be perpetual, commencing on the Contract Date (the "Contract Term"), subject to termination as provided in this Section 8.

          (B) Termination Upon Three Years' Prior Notice. At any time on or after the second anniversary of the Contract Date, either party may give the other party written notice of its desire to terminate this Agreement (the "Termination Notice"), provided that the desired effective date of termination (the "Effective Termination Date") may not be less than three (3) years after the giving of such notice. Upon giving of a Termination Notice, this Agreement shall, except as modified by Section 8(e) hereof, continue in its then-present form for the duration of such three-year notice period (the "Run Off Period") and shall terminate on the Effective Termination Date specified in the Termination Notice.

          (C) Termination by LESCO. LESCO may terminate this Agreement immediately by written notice to Supplier (i) if, pursuant to Section 11, there is a Force Majeure period continuing for more than sixty (60) calendar days, or
(ii) if there is an event triggering the right by LESCO to collect the payment of a Major Make-Whole Payment of {REDACTED} or more (either alone or cumulative with all other Minor Make-Whole Payments and Major Make-Whole Payments paid or payable to LESCO at any time during under this Agreement), provided that LESCO is not then in material breach hereof.

          (D) Termination by Either Party Without Notice. A party may terminate this Agreement immediately, without notice: (i) if the other party becomes insolvent; (ii) is generally not paying its material debts as they become due;
(iii) if the other party makes a general assignment for the benefit of creditors; (iv) if the other party is the subject of any voluntary or involuntary case or proceedings under the federal bankruptcy laws or other applicable laws of any jurisdiction regarding bankruptcy, insolvency, reorganization, adjustment of debt or other forms of relief for debtors; (v) if the other party has a receiver, trustee, liquidator, assignee, custodian or similar official appointed for it or for any substantial part of its property;
(vi) takes any action to liquidate, dissolve or cease doing business; or (vii) so long as the terminating party is not then in material breach hereof, if the other party sells, assigns or transfers a substantial part of its assets, or undergoes any merger, consolidation or other substantial change, direct or indirect, in its ownership or control, the effect of which would be a violation of the provisions on non-assignability set forth in Section 18(a) hereof.

          (E) Effect of Termination.

               (i) As of the Effective Termination Date (as opposed to the date of giving of Termination Notice) hereof (if terminated pursuant to Section 8(b) hereof), or immediately upon termination hereof (if pursuant to Sections 8(c) or 8(d) hereof), all amounts due from one party to the other shall, at the option of the non-terminating party, become immediately due and payable, together with interest thereon from the Effective Termination Date, at the simple interest rate of {REDACTED}% per month, accrued daily. Termination shall not affect the parties' respective rights and obligations or any amounts payable by such party established or relating to periods prior to the Effective Termination Date.

               (ii) Supplier Termination - LESCO Purchase Option. In addition to the amounts payable under Section 8(e)(i) hereof, in the event that Supplier provides a Termination Notice or if LESCO terminates this Agreement pursuant to
Section 8(c), LESCO shall have the right (the "Purchase Option"), by providing notice to Supplier within 180 days (the "Option Notice Period") of LESCO's receipt (or giving) of a Termination Notice (the "Option Exercise Notice"), to acquire and assume within an additional sixty (60) days (such 240 day period, the "Option Period"),:

                    (1) all of Supplier's plant, property and equipment used to produce and distribute Products to or for LESCO (and, if LESCO so desires, all of Supplier's other plant, property and equipment) for an amount equal to the higher of (a) the aggregate undepreciated portion of all Maintenance Capital on the date of the Termination Notice determined in accordance with CAS and (b) the fair market value of such assets as of the date of such Termination Notice;

                    (2) all of Supplier's inventory (including raw material, work in process and finished Products) purchased or produced for LESCO pursuant to or for the purpose of fulfilling the PO Forecast or Non-Seasonal Purchase Forecast (and, if LESCO so desires, all of Supplier's other inventory), for an amount equal to Supplier's actual costs to produce such inventory plus distribution costs (but subject to the Cost Cap) as of the date of such Termination Notice;

                    (3) all of Supplier's employees, contracts, and other assets required for or used primarily in the manufacture or distribution of the Products (and, if LESCO so desires, all of Supplier's other employees, contracts, and other assets) (and LESCO shall assume all related obligations and liabilities thereto or thereunder (other than any obligations arising due to Supplier's breach)).

LESCO's Purchase Option shall be completed at the end of the Option Period and shall be exercisable only in whole or not at all. If LESCO fails to exercise and complete such Purchase Option by the end of the Option Period, Supplier shall be free to continue to hold its assets and/or inventory or sell them to any third party in Supplier's discretion. Upon consummation of the Purchase Option, this Agreement will terminate. The Purchase Option is freely assignable by LESCO.

               For purposes of this Section 8(e)(ii), the fair market value of the property, plant and equipment and other assets acquired under this subsection shall be an amount agreed upon by the parties, provided that if the parties are not able to agree upon a fair market value within 30 days of the beginning of the Option Period, the parties shall retain a qualified independent investment banking firm mutually acceptable to the parties to determine the fair market value of such assets, which fair market value shall be determined by reference to the capacity of such assets and the most recent Seasonal Purchase Forecast, Non-Seasonal Purchase Forecast and any other customer relationships of Supplier that will be acquired by LESCO.

               (iii) Supplier Termination - No Exercise of Purchase Option. In the event that Supplier issues a Termination Notice and LESCO does not exercise the Purchase Option within the Option Notice period or otherwise complete the Purchase Option within the Option Period, then:

                    (1) upon termination of the Option Period, LESCO shall have the right to approve all of Supplier's purchasing of raw materials and all production and sourcing of Products;

                    (2) the parties must mutually agree as to the need for any Maintenance Capital and, if so, the funding thereof;

                    (3) during the last six (6) months of the Run Off Period, the parties will work together to wind down the purchase of, and to liquidate, all inventory; and

                    (4) in addition to any other amounts payable hereunder, LESCO shall purchase, by or before the Effective Termination Date hereof, all of Supplier's inventory (including raw material, work in process and finished Products) purchased or produced for LESCO pursuant to or for the purpose of fulfilling a Forecast, for an amount equal to Supplier's actual costs to produce such inventory plus distribution costs (but subject to the Cost Cap) as of the Effective Termination Date.

               (iv) LESCO Termination. In the event that LESCO issues a Termination Notice, then, in addition to any other amounts payable hereunder, LESCO shall purchase all of Supplier's inventory (including raw material, work in process and finished Products) purchased or produced for LESCO pursuant to or for the purpose of fulfilling the PO Forecast or Non-Seasonal Purchase Forecast, on or before the date that is three (3) months before the Effective Termination Date, for an amount equal to Supplier's actual costs to produce such inventory plus distribution costs (but subject to the Cost Cap) as of the Effective Termination Date.

          In addition, LESCO shall pay Supplier an amount (the "Termination Payment") equal to:

Termination Notice Given
by LESCO Within the Period:                     Payment
---------------------------                   -----------
After the second anniversary of the
   Contract Date to and including the
   third anniversary of the Contract Date     ${REDACTED}
After the third anniversary of the
   Contract Date to and including the
   fourth anniversary of the Contract Date    ${REDACTED}
After the fourth anniversary of the
   Contract Date to and including the
   fifth anniversary of the Contract Date     ${REDACTED}
After the fifth anniversary of the
   Contract Date to and including the
   sixth anniversary of the Contract Date     ${REDACTED}
After the sixth anniversary of the

   Contract Date to and including the
   seventh anniversary of the Contract Date   ${REDACTED}
After the seventh anniversary of the
   Contract Date                              ${REDACTED}

The Termination Payment shall be paid in three equal installments, each payable at the end of each successive twelve (12) month period following the date that LESCO provides the Termination Notice.

     In addition:

                    (1) LESCO shall have the right to approve all of Supplier's purchasing of raw materials and all production and sourcing of Products;

                    (2) the parties must mutually agree as to the need for any Maintenance Capital and, if so, the funding thereof; and

                    (3) during the last six (6) months of the Run Off Period, the parties will work together to wind down the purchase of, and to liquidate, all inventory.

     9. LIMITED WARRANTIES.

          (A) Warranties. Supplier warrants that it will convey to LESCO (i) Conforming Goods and (ii) subject to Section 6(d) hereof, marketable title to all Products delivered to LESCO, free from all liens and encumbrances created by or arising through Supplier. To the extent that any of Supplier's suppliers offer warranties, Supplier will endeavor to have such warranties flow through to and cover LESCO and its Customers.

          (B) Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, SUPPLIER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, OR THEIR CONDITION, EFFECTIVENESS, QUALITY OR PERFORMANCE.

          (C) Indemnification. Any provision hereof to the contrary notwithstanding, Supplier agrees to indemnify, defend and hold harmless LESCO, its subsidiaries, affiliates, successors and assigns, and their respective directors, officers, employees, agents and representatives (collectively, the "LESCO Indemnified Parties"), from and against any and all losses, claims, costs and expenses of any nature arising from third party claims against LESCO or the LESCO Indemnified Parties (including without limitation attorneys' fees) arising out of or relating to or resulting in any way from any actual or alleged personal injury (including death), injury or damage to property (including, but not limited to, consequential damages arising from damaged turf or lost profits due to an end-customer's lawn being unusable during repair of same) that results, or is claimed to result, in whole or part, from any actual or alleged
(i) claims for infringement of any patent or intellectual property right with respect to the Products or any trademarks, trade names or other intellectual property claimed to be owned by or licensed to Supplier (other than those licensed to Supplier by or through LESCO or otherwise acquired by Supplier from

LESCO), (ii) breach of the warranties made by Supplier pursuant to Section 9(a) hereof, or (iii) failure of Supplier to fully and completely perform its obligations under this Agreement.

          (D) Limitation of Liability. OTHER THAN AS SET FORTH HEREIN, UNDER NO CIRCUMSTANCES WILL SUPPLIER BE LIABLE TO ANY PERSON INCLUDING LESCO FOR ANY INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, BUSINESS OR PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10. REMEDIES AND LIMITATIONS.

          (A) General Remedies. Subject to the limitations in this Agreement (including the limitations in Attachment B hereto), all rights and remedies provided herein or permitted by law or in equity are cumulative, not exclusive, and may be enforced concurrently or individually from time to time.

          (B) Attorney's Fees. In the event of a dispute arising out of or in connection with this Agreement, the party prevailing in such dispute shall be entitled to its reasonable costs and attorneys' fees, in addition to all other proper relief.


     11. EXCUSED DELAYS. Neither party shall be responsible to the other for any failure or delay, in whole or in part, to perform any obligations hereunder, to the extent and for the length of time, that performance is rendered impossible due to an event or occurrence beyond the reasonable control of such party, including such things as acts of God, actions by any government authority (whether valid or invalid), riots, public insurrections, wars, sabotage, terrorism, floods, fires, windstorms, natural disasters, explosions, failure of or interruptions in transportation, telecommunications or data transmission systems, and other circumstances of substantially similar character beyond the control of, and not reasonably foreseeable by, the affected party (collectively, "Force Majeure").

     Any party so affected shall (i) use all reasonable efforts to minimize the effects thereof and (ii) promptly notify the other party in writing of the Force Majeure, the effect of the Force Majeure on such party's ability to perform its obligations hereunder, and the prospects for that party's future performance, and shall respond promptly and fully in writing to the other party's requests for information about such matters. The affected party shall promptly resume performance after it is no longer subject to Force Majeure.

     12. PRODUCT RECALLS. Unless the Product(s) subject to recall were Conforming Goods:

          (a) in the event any Product becomes subject to a corrective action plan, consent agreement or order, whether voluntary or by mandate of any final order of any federal, state or local government agency, requiring recall, replacement, cancellation or suspension of registration, stop sale, stop use, removal, seizure of the Product or the refund of purchase price of the Product, or any final action similar to the foregoing actions, Supplier agrees to accept return of all Products to which such actions apply or would apply and to credit LESCO with the invoice cost of such Products plus the expenses of shipment;

          (b) each affected Product shall be replaced or refunded by Supplier regardless of ownership, and regardless of whether the units have been sold to customers; and

          (c) all freight, packaging and shipping charges shall be borne by Supplier.

     In the event of any judicial or administrative action or proceeding (voluntary or involuntary), Supplier will provide LESCO with a form of the bulletin or notice of such proceeding and LESCO shall assist in identifying such purchasers and make a reasonable effort to notify purchasers of the affected Products.

     13. MAINTENANCE OF PRODUCTION ASSETS. During the Contract Term, (i) except as otherwise agreed by LESCO, Supplier shall use the Purchased Assets only for commercial or industrial purposes and shall not make any material change in or to the character, nature or use of the Purchased Assets that will or might have a material adverse impact on LESCO, and (ii) except to the extent the provisions of Section 8(e)(iii)(2) or 8(e)(iv)(2) apply, Supplier shall maintain the Purchased Assets (or such other assets as are being utilized to manufacture the Products) in reasonable condition (subject to ordinary wear and tear) sufficient to manufacture the Products in accordance with the Specifications and Quality Standards.

     14. INSURANCE. Supplier agrees to maintain at least the following insurance under this Agreement which, in each case, shall include insurer's waiver of subrogation and an endorsement naming LESCO, its subsidiaries, affiliates, successors and assigns, and their respective officers, directors and employees, as additional insured(s). The following minimum insurance will be procured and maintained in force and will not be cancelled or not renewed nor restrictive modifications added, until at least thirty (30) calendar days prior written notice has been given to LESCO:

          (A) Comprehensive General Liability Insurance (including, without limitation, bodily injury, personal injury liability, property damage liability, products liability and completed and operations liability coverage):

Each Occurrence     $1,000,000
General Aggregate   $2,000,000

          (B) Umbrella Liability Insurance:

Each Occurrence     $25,000,000
General Aggregate   $25,000,000

          (C) Excess liability (over and above Comprehensive General Liability Insurance and Umbrella Liability Insurance):

Each Occurrence     $10,000,000
General Aggregate   $10,000,000

Prior to the commencement hereof and at least annually thereafter, Supplier shall provide a Certificate of Insurance to LESCO evidencing the coverage required by this provision.

     15. CONFIDENTIAL INFORMATION. In the course hereof, either party may disclose information that is (a) stamped or otherwise marked as being confidential, or (b) if disclosed in oral form, identified as confidential at the time of oral disclosure, or (c) whether disclosed orally or in writing, is information that a reasonable person would consider to be proprietary or confidential in nature, including any information concerning such party's customers, products, dealers, prices, suppliers, security procedures or business processes ("Confidential Information"). Each party ("Recipient") shall hold the Confidential Information of the other party ("Owner") in strict confidence, and except as previously authorized in writing by the Owner, shall not publish or disclose the Confidential Information to anyone other than Recipient's employees or agents on a need-to-know basis, and shall use the Owner's Confidential Information solely for performance hereof. This requirement shall not apply to any part of the Confidential Information that: (i) becomes generally known to the public through no wrongful act or omission on the Recipient's part; (ii) is approved for release by Owner's written authorization; (iii) is clearly demonstrated by Recipient to have been independently developed by Recipient after the date hereof without access to the Owner's Confidential Information; or
(iv) is required to be disclosed by order of a court or governmental body or by applicable law, provided that the Recipient shall promptly notify Owner of such intended disclosure in order to allow Owner to seek a protective order or other remedy (in which case Recipient shall fully cooperate with and assist Owner in obtaining such a protective order or other remedy). Any provisions of this
Section 15 to the contrary notwithstanding, LESCO shall have the right to file a copy hereof with any applicable commission or governmental agency to the extent necessary, in Seller's good faith opinion, to comply with the disclosure laws or regulations thereof (including any reporting requirement of the SEC), or any listing requirement of any stock exchange, including NASDAQ, applicable to LESCO; provided that LESCO shall also file a redacted document (redacting such information pertaining to the Margin as is, in the opinion of LESCO's counsel, reasonable), and file a confidential treatment request with respect to such redacted document as part of any such filing.

     16. NOTICES. All notices and communications required under this Agreement shall be in writing and shall be sent by hand, by registered or certified mail return receipt requested, by overnight courier service maintaining records of receipt, or by facsimile transmission with confirmation of successful transmission of such facsimile, and shall be effective on the earlier of receipt or (a) the date delivered by hand, or (b) the third Business Day after being mailed, or (c) the following Business Day if sent by overnight courier service, or (d) upon receipt of successful transmission confirmation, if sent by facsimile. All notices shall be addressed to the parties at the addresses set forth with the signatures to this Agreement, until changed by notice pursuant to this Section 16.

     17. CERTAIN PERSONNEL MATTERS.

          (A) Employees on Supplier's Premises.

     At its own cost and expense, LESCO may upon 72 hours prior notice during business hours, reasonably inspect any or all of Supplier's locations and production lines.

          (B) Non-Solicitation and Non-Hire of Employees.

     Neither party nor their respective representatives shall, without the prior written consent of the other party, directly or indirectly solicit for employment, or employ, any person who was or is an employee of the other party within twelve (12) months of the date of the desired employment commencement date for such person; provided that this Section 17(b) shall not apply with respect to the Transferred Employees (as defined in the Purchase Agreement) or to Steve O'Block. The foregoing provision shall survive for one (1) year beyond the date hereof.

          (C) Engineering Personnel.

     During the Contract Term, LESCO will provide to Supplier up to 20 hours per week of services and support from LESCO's engineering personnel. In exchange therefore, during the Contract Term, Supplier will provide to LESCO up to 12 hours per week of services and support from Supplier's environmental health and safety personnel. The provision of such services shall not have any effect on the pricing or payments charged to or made by either party hereunder.

     18. MISCELLANEOUS.

          (A) Assignment. Neither party may assign its rights and/or obligations under this Agreement, nor may Supplier sub-contract the production of the Products to be delivered by it hereunder, without the express prior written consent of the other party, which consent may be withheld in its sole discretion. The foregoing notwithstanding:

               (i) either party may assign its rights and/or obligations under this Agreement (including collateral assignments) to a financing source (if Supplier is the assignor, it will ensure that any and all financing arrangements with its secured creditors contain an express grant to LESCO of the first right to buy such creditor's secured position in Supplier upon a default giving rise to acceleration of such indebtedness or upon foreclosure (or sale in lieu of foreclosure) by such creditor);

               (ii) either party may assign its rights and/or obligations under this Agreement in connection with a sale, assignment or transfer of a substantial part of its assets, or if the assignee undergoes a merger, consolidation or other substantial change, direct or indirect, in its ownership or control or is involved in any other extraordinary corporate event, so long as the assignee expressly agrees in a writing addressed to the non-assigning party that it assumes all of the assigning party's obligations under this Agreement.

In the event of such a permitted assignment, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto, and their successors and permitted assigns, and shall not be construed as conferring any rights on any other persons.

          (B) Survival of Obligations. The parties' respective rights and obligations under Sections 4, 5, 6, 7, 8, 9, 12, and 15 shall survive the expiration or termination hereof until the then obligations thereunder are complete. The last sentence of Section 7(b) shall survive any termination hereof. Section 17(b) shall survive for one year after expiration or termination hereof.

          (C) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (without regard to its rules on conflicts of laws), and the United States of America. The Convention on the International Sale of Goods shall not apply.

          (D) General Construction, Defined Terms, Etc. The captions in this Agreement are for convenience only, and in no way limit or amplify the provisions hereof. All Attachments attached hereto are by reference made a part hereof, and this Agreement governs in case of any conflict. The terms "includes" and "including" and words of similar import are inclusive and not exclusive terms, and are not intended to create any limitation. The words "hereof", "herein" and "hereunder" and words of similar import in this Agreement refer to this Agreement as a whole and not to any particular provision hereof, and references to Sections, subsections and Attachments are to this Agreement unless otherwise specified. All defined terms apply to both singular and plural forms, and all references to any gender include all other genders. All defined terms and references as to any agreements, notes, instruments, certificates or other documents shall be deemed to refer to such documents as they may from time to time be amended, modified, renewed, extended, replaced, restated, supplemented or substituted. Unless otherwise provided, all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations.

          (E) Invalid Provisions. If any provision hereof is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof unless it materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

          (F) Amendments and Waivers. This Agreement can only be amended by a written agreement signed by both parties, and its terms can only be waived by a writing signed by the party to be charged. No waivers of either party's rights or remedies hereunder shall be implied, whether from any custom or course of dealing or any delay or failure in the exercise of a party's rights and remedies hereunder or otherwise. Any waiver granted by a party shall be specifically limited to the particular circumstances, and shall not obligate such party to grant any further, similar, or other waivers.

          (G) Relationship of the Parties. The relationship of Supplier and LESCO established by this Agreement is that of independent contractor, and nothing contained in the Agreement shall be deemed or construed by the parties or by any third party as creating the relationship of principal and agent, a franchise, a "Business Opportunity" as that term is used in Ohio Rev. Code, Title 13, Section 1334.01 et seq., a partnership or joint venture or exclusive dealing between the Parties. LESCO acknowledges that it has its own marketing plan for the Products and that it is not adopting any business format of Supplier except the use of Supplier's display units and other miscellaneous marketing materials.

          (H) Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile), in which event this Agreement shall be effective as of the Contract Date when both parties have executed and delivered separate conforming counterparts. Both counterparts shall together constitute a single agreement.

     19. ENTIRE AGREEMENT. This Agreement and the Purchase Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior proposals, communications, negotiations, understandings and agreements, written or oral, between the parties with respect to the subject matter hereof. No different or additional terms in any LESCO Purchase Order, invoice, acceptance or other writing sent by either party shall become part hereof unless the parties so agree in a signed writing.

     [Remainder of page intentionally left blank. Signatures on next page.]

     This Long-Term Supply Agreement is made and entered into by Supplier and LESCO, effective as of the Contract Date.

SUPPLIER:                               LESCO:

TURF CARE SUPPLY CORP.                  LESCO, INC.


By: /s/ Mary Ann Sigler                 By: /s/ Jeffrey L. Rutherford
    ---------------------------------       ------------------------------------
Title: Vice President                   Title: Chief Financial Officer
Date: October 1, 2005                   Date: October 1, 2005

Supplier's Notice Address:              LESCO's Notice Address:

Turf Care Supply Corp.                  LESCO, Inc.
360 N. Crescent Blvd, South Building    1301 East 9th Street
Beverly Hills, CA 90210                 Suite 1300
Attention: Eva Kalawski, Esq.           Cleveland, Ohio 44114-1849
Telecopy No: (310) 712-1863             Attention: Jeffrey Rutherford, CFO
Telephone No: (310) 712-1850            Telecopy No: (216) 706-5163
                                        Telephone No: (216) 706-9250

                                        WITH COPY TO:

                                        LESCO, Inc.
                                        1301 East 9th Street
                                        Suite 1300
                                        Cleveland, Ohio 44114-1849
                                        Attention: Legal department
                                        Telecopy No: (216) 706-5163
                                        Telephone No: (216) 706-9250

                                  ATTACHMENT A

                                EXISTING PRODUCTS

LIST OF SEASONS AND APPLICABLE SELLING PERIODS:

SEASON            SELLING PERIOD
------            --------------
Fertilizer        February 1 - November 30
Pre - Emergent    February 1 - May 31
Post - Emergent   February 1 - July 31

                  (Atrazine season: September 1 - April 30)

Insecticides      April 1 - August 31
Seed              March 1 - June 30 and August 1 - November 30
Ice Melt          November 1 - March 31
Fungicide         May 1 - September 30 and November 1 - December 31

Products in all seasons listed above are non-seasonal with seasonal allocation with the exception of Ice Melt which is purely seasonal.

Current list of Seasonal Products and seasonal allocation of Non-Seasonal Products - see attachment A.1.

PURCHASE ORDER (INITIAL STORE ALLOCATION) SCHEDULE FOR SEASONAL PRODUCTS:

Fertilizer        (considered in-season purchase orders)
Pre - Emergent    October 1
Post - Emergent   November 1

                  (Atrazine - considered in season purchase orders)

Insecticides      December 1
Seed              Spring - January 1; Fall - June 1
Ice Melt          September 1
Fungicide         Spring - April 1; Fall Early Order - October 1

                    [ATTACHMENT A.1 TO ATTACHMENT A FOLLOWS]

                                  ATTACHMENT B

                                    PENALTIES

1. MAJOR MAKE-WHOLE PAYMENT. A "Major Make-Whole Payment" shall arise if Conforming Goods are not delivered in accordance with a Conforming Seasonal PO for an initial store allocation.

In the event of a "Major Make-Whole Payment," Supplier shall pay a penalty to LESCO for each day, up to a maximum of 6 days, that such Conforming Goods are not delivered in accordance with a Conforming Seasonal PO. The daily penalty shall be equal to {REDACTED}% of the dollar amount (based on invoice price to LESCO) of the Product that was not delivered in accordance with an applicable Conforming Seasonal PO.

Notwithstanding the foregoing, LESCO agrees that Supplier shall not be subject to penalties during the Transitional Period.

2. MINOR MAKE-WHOLE PAYMENTS.

LESCO and Supplier shall work together, in good faith, to determine the appropriate service level criteria indicated as being "to be determined" ("[TBD]") prior to the end of the Transitional Period. LESCO agrees that Supplier shall not be subject to the following penalties during the Transitional Period. However, if the parties can't determine the appropriate service level criteria prior to the end of the Transitional Period, then the service level criteria shall be deemed to be 85%, meaning that Supplier must thereafter be in compliance with 85% of Conforming PO's (and if Supplier has failed to deliver in accordance with 85% of Conforming PO's, then Supplier shall be responsible for the Minor-Make Whole Payments specified below, using an 85% service level criterion).

Min/Max Products (Non-Seasonal Replen POs and replenishment of certain Seasonal Products)

     The Products (other than initial store allocations) designated in Attachment A hereof have been further designated thereon as an Inventory Class X, A, B or C.

     The parties have agreed that the targeted average daily LESCO Service Center(R) and/or Stores-on-Wheels(R) in-stock percentage of Conforming Goods ("Targeted In-Stock Percentage") for each such Inventory Class in each LESCO Service Center(R) and/or Store-on-Wheels(R) is as follows (measured by SKU for Inventory Class X, and measured by units of Inventory Class for Inventory Classes A, B and C):

Inventory Class   Targeted In-Stock Percentage
---------------   ----------------------------
       X                      [TBD]
       A                      [TBD]
       B                      [TBD]
       C                      [TBD]

     A. Class X Inventory. LESCO has identified Products in Class X as essential to LESCO's operations, and the parties have agreed that the Targeted In-Stock Percentage in each LESCO Service Center(R) and/or Store-on-Wheels(R) is [TBD] (measured by SKU) for Class X. A "Minor Make-Whole Payment" shall be due from Supplier to LESCO if, in any one
          (1) month, the actual average daily LESCO Service Center(R) and Stores-on-Wheels(R) in-stock percentage (exclusive of any stock outs not caused by Supplier's failure to deliver Conforming Goods in accordance with a valid Non-Seasonal PO or Seasonal Replen PO) of Conforming Goods in each LESCO Service Center(R) and/or Store-on-Wheels(R) ("Actual In-Stock Percentage") in Class X falls below [TBD] percent. LESCO will provide Supplier with a schedule which includes the following information:

               -    Store location

               -    Out of Stock SKU

               -    Date SKU was Out of Stock

               -    PO number of replenishment order delivered late

In such an event, Supplier will pay a late delivery fee equal to {REDACTED}% of the inventory cost associated with the Products that Supplier has failed to deliver in accordance with a Conforming Non-Seasonal Replen PO or a replenishment Seasonal PO, as applicable.

     B. Class A, B and C Inventory. The parties have agreed to the applicable Targeted In-Stock Percentage in each LESCO Service Center(R) and/or Store-on-Wheels(R) (measured by units of Inventory Class) set forth in the table above for Class A, B and C inventory. The parties have also agreed that it is not in either party's best interest for Actual In-Stock Percentages to be too far above or too far below the Targeted In-Stock Percentages. Thus, the parties agree that they will collaboratively monitor the Actual In-Stock Percentages of each Class A, B and C and maintain Actual In-Stock Percentages within the following ranges ("Targeted In-Stock Range"):

Inventory Class   Targeted In-Stock Range
---------------   -----------------------
       A              [TBD] or higher
       B              [TBD] or higher
       C              [TBD] or higher

          A "Minor Make-Whole Payment" shall be due from Supplier to LESCO if, in any one (1) month, the aggregate Actual In-Stock Percentage of conforming goods in Class A, B or C in a LESCO Service Center(R) and/or Store-on-Wheels(R) falls below the low end of the applicable Targeted In-Stock Range (exclusive of any stock outs not caused by Supplier's failure to deliver conforming goods in accordance with a Conforming Non-Seasonal Replen PO). LESCO will provide Supplier with a schedule which includes the following information:

               -    Store location

               -    Out of Stock SKU

               -    Date SKU was Out of Stock

               -    PO number of replenishment order delivered late

In such an event, Supplier will pay a late delivery fee equal to {REDACTED}% of the inventory cost associated with the Products that Supplier has failed to deliver in accordance with a Conforming Non-Seasonal Replen PO.

Delivery Service Levels.

     - LESCO and Supplier have agreed to the following specified delivery service levels:

          a. Store Pick-up (includes local delivery through LESCO) - In the case where a Customer orders Product for its pick-up at Store or for local delivery to it through LESCO, the agreed-upon shipping time is [TBD] days from order placement. This applies to all selling SKUs and quantities.

          b. Direct Ship: FTL - In the case where a Customer orders Product for delivery directly to it from Supplier's plant/hub or from third-party vendors via "Full Truck Load", the agreed-upon shipping time is [TBD] days from order placement. This applies to all selling SKUs and quantities of 20,000 pounds or more (10 or more pallets).

          c. Direct Ship: LTL - In the case where a Customer orders Product for delivery directly to it from Supplier's plant/hub or from third-party vendors via "Less than Truck Load", the agreed-upon shipping time is [TBD] days from order placement. This applies to all selling SKUs and quantities less than 20,000 pounds (9 or fewer pallets).

          d. Custom Blends - In the case where LESCO offers its customer the option to purchase custom blended fertilizer, combination products and/or seed that is not sold as part of LESCO's normal stocking assortment, lead times for these items are different because they are produced on a one-time basis and shipped directly to the customer. LESCO will accept any delivery of Custom Blend orders that are within a 7% variance to the order quantity. The agreed-upon shipping time is as set forth below, and applies to all quantities:

                    - Fertilizer - Minimum item order 12 tons; [TBD] days delivery

                    - Fertilizer (Florida Only) - Minimum item order 6 tons; [TBD] days delivery

                    - Combos - Minimum item order 18 tons; [TBD] days delivery for "in season" products

                    - Seed - Minimum item order 2,000 pounds; [TBD] days delivery

          e. Additionally, LESCO and Supplier have agreed that for all order types a. through d., above, the delivery service goal will be to meet the specified service levels with conforming goods at a [TBD] rate. Supplier will track compliance with this rate on a monthly basis. A "Minor Make-Whole Payment" shall be due from

               Supplier to LESCO if, in any month, the service level for any of such order types a. through d. falls below [TBD].

               In such event, LESCO's "Lost Gross Profit" shall be equal to an estimated Sales Shortfall multiplied by {REDACTED}%.

     - "Sales Shortfall" equals the product of the Percentage Shortfall multiplied by actual Sold Order Type sales for the month

     - "Percentage Shortfall" equals the remainder of [TBD] service level goal minus actual percentage service level.

For clarity, any Products delivered pursuant to the Delivery Service Levels noted above must be pursuant to Conforming PO's for penalties to apply thereto.

THE FOREGOING MAJOR MAKE-WHOLE PAYMENTS AND MINOR MAKE-WHOLE PAYMENTS SHALL NOT APPLY AT ANY TIME (BUT ONLY FOR SUCH PERIOD OF TIME THAT) THAT LESCO'S PAYMENTS TO SUPPLIER UNDER SECTION 6(A)(I) HEREOF ARE MORE THAN 10 DAYS BEYOND THE THEN APPLICABLE PAYMENT TERMS. FOR EACH MONTH FOLLOWING THE CONTRACT DATE THAT LESCO FAILS TO PROVIDE A TIMELY SEASONAL PURCHASE FORECAST, THE WAIVER OF PENALTIES DURING THE TRANSITIONAL PERIOD UNDER THIS ATTACHMENT B SHALL BE DEEMED TO BE EXTENDED BY A MONTH.

                                  ATTACHMENT C

                       PLANNING AND SCHEDULING GUIDELINES

SEASONAL PRODUCTS

LESCO Seasonal Purchase Forecast

     - By the 20th day of each month (which the parties agree to change appropriately following the Transitional Period and if the parties can not agree within 30 days following the Transitional Period, it shall be changed to the 17th day of each month) (or the first succeeding Business Day if such day falls on a non-Business Day), LESCO will deliver to Supplier an updated 12 month forward forecast for the purchase of Seasonal Products (including the seasonal allocation of Non-Seasonal Products) ("Seasonal Purchase Forecast").

     -    Each Seasonal Purchase Forecast will provide:

               -    Product SKU

               - The service area containing the Store or Customer to which the Product will eventually be delivered

               -    Quantity by Product SKU

               -    Season Code and Inventory Class

               -    Month of delivery

Supplier Seasonal Production Schedule

     - Within 3 Business Days after receipt of LESCO's Seasonal Purchase Forecast, Supplier will deliver to LESCO an updated 12 month forward production/sourcing schedule based on the Seasonal Purchase Forecast.

     -    Each Seasonal Production Forecast will provide:

               -    Product SKU

               -    Quantity by Product SKU

               -    Month of production/sourcing

               -    Production location (where applicable)

     - Based on the Seasonal Production Schedule, Supplier and LESCO will agree on the last date by which LESCO must issue purchase orders so as to provide sufficient cycle time based on SKU, quantity, capacity and anticipated delivery location.

     - Supplier will endeavor to schedule production/sourcing to minimize inventory investment while ensuring product availability for LESCO

PO Forecast

     - Within 2 Business Days after LESCO's receipt of Supplier's Seasonal Production Schedule, LESCO and Supplier will in good faith reasonably agree (based on reasonable pre-build times taking into account the SKU, quantity, capacity, anticipated delivery locations and other applicable factors) on an updated 12 month forward Seasonal

          Purchase Forecast for Seasonal Products (including the seasonal allocations of Non-Seasonal Products) ("PO Forecast") based on the Seasonal Production Schedule setting forth the last date (as agreed to by Supplier and LESCO) by which LESCO must submit a Seasonal PO to purchase the desired Product.

     -    The PO Forecast will provide:

               -    Product SKU

               - The month in which the Seasonal PO will be issued ("PO Issue Date")

               - The service area containing the Store or Customer to which the Product will eventually be delivered

               -    Quantity of Product SKU

               -    The month in which such quantity will be delivered

     - Once agreed, the PO Forecast can not be changed within the three month period prior to the start of an applicable Season with respect to Seasonal Products for such Season; (at such time prior to the start of the Season, the PO Forecast with respect to such Season shall be deemed a "Locked" PO Forecast"). For example, if the Season for ice-melt begins October 1, 2005 and ends February 28, 2006 the PO Forecast for ice-melt Product to be delivered during such Season can not be changed following the PO Forecast to be agreed on or around June 26. For clarity, the PO Forecast will not imply any purchasing commitment on the part of LESCO. Such purchasing commitment will only arise once LESCO has issued a Seasonal PO.

     - LESCO and Supplier will mutually agree on three year strategic planting forecast for seed by July 1 of each year, at which point the seed Forecast for the following year will be deemed to be a "Locked PO Forecast." The seed Forecast should include:

               -    The seed variety

               -    Quantity (in pounds or acres)

               -    Year in which the seed is to be harvested

NON-SEASONAL PRODUCTS

LESCO Non-Seasonal Purchase Forecast

     - By the 20th day of each month (which the parties agree to change appropriately following the Transitional Period and if the parties can not agree within 30 days following the Transitional Period, it shall be changed to the 17th day of each month) (or the first succeeding Business Day if such day falls on a non-Business Day), LESCO will deliver to Supplier an updated 12 month forward forecast (not to exceed 120% of purchase forecast) for the purchase of Non-Seasonal Products ("Non-Seasonal Forecast"). The updated Forecast for the following month will be deemed a "Locked" Non-Seasonal Forecast.

     -    Each Non-Seasonal Forecast will provide:

               -    Product SKU

               -    Quantity by Product SKU

               -    Month of delivery

               - The service area containing the Store or Customer to which the Product will eventually be delivered

                                  ATTACHMENT D

                            COST ACCOUNTING STANDARDS

Supplier will utilize cost accounting practices consistent with LESCO's historical cost accounting practices, including:

     1. All direct costs incurred in the blending of fertilizer, combination products and seed are included in standard costs and are capitalized to inventory.

     2. Procurement, warehousing and distribution costs are capitalized to inventory and expensed when the inventory is sold.

     3.   Variances - LESCO recognizes certain variances including:

               a.   Purchase price

               b.   Material usage

               c.   Manufacturing

          The portions of variances applicable to inventory on hand are capitalized to inventory.

     4. Supplier rebate programs from vendors - LESCO earns product discounts under various supplier rebate programs, which are recorded as accounts receivable and as reductions of inventory cost when earned.

     5. Inventory shrink - LESCO performs cycle counts of inventory at each of its blending and distribution facilities and records the adjustments to inventory and cost of sales when the counts are performed. Costs of product damaged or used by blending or distribution facilities are included in shrink.

In addition to the above historical cost accounting practices, Supplier will charge to LESCO as inventory cost the following:

     1.   Margin on A/R and Margin on Maintenance Capital

     2. General and administrative (G&A) costs - including executive management, accounting, human resources, insurance premiums and deductibles on insurance coverage (but not losses in excess of policy limits), and other reasonable and proper headquarters related costs. Only direct G&A costs can be charged to LESCO, that is, there will be no general allocations from any third parties included in the costs charged to LESCO. Charges from third parties relative to outsourced functions can be included, but those costs must relate to direct functions required for the operation of Supplier. For clarity, all depreciation expense that is chargeable to LESCO hereunder will be calculated assuming a 5 year life of the applicable asset.

     3. Planning, scheduling and transportation management costs - certain functions previously performed by LESCO including the planning, scheduling and transportation management functions, will move to Supplier and will be included in inventory costs.

     4. All other costs and expenses incurred by Supplier other than Last Leg Transportation costs (the actual costs of which will be billed separately from standard/inventory cost) and those costs and expenses outlined in the following paragraph. "Last Leg

          Transportation Costs" shall mean the actual transportation costs of shipping Products direct from either a distribution center to a Store or Customer or direct from a manufacturing plant to a Store or Customer.

Costs that cannot be included in inventory/standard cost or charged to LESCO are as follows:

     1. Any product margin except the margin specifically addressed in the Margin on A/R or the Margin on Maintenance Capital.

     2. Any general cost allocation from any third party other than with respect to specific services provided to or on behalf of Supplier.

     3. Depreciation related to capacity expansion not being utilized by LESCO production. However, Supplier and LESCO can agree through a separate arrangement to modify this restriction for specific purposes, e.g., SCU expansion, etc.

     4. Insurable losses - because LESCO has agreed that Supplier may include insurance premiums and deductibles on insurance coverage required pursuant to this Agreement in inventory costs, losses in excess of policy limits cannot be charged to LESCO where Supplier would reasonably be expected to have obtained insurance for such loss based on companies in a similar business and of similar size as Supplier and with reference to Section 14 hereof.

     5.   Any Major Make-Whole Payments or Minor Make-Whole Payments.

     6. Any other unusual, abnormal or extraordinary cost or loss outside of the ordinary course of Supplier's business resulting from Supplier's negligence. Because LESCO has indemnified for all environmental costs prior to the transaction with Supplier, any environmental liability post-transaction (other than routine expenditures to comply with environmental laws and permits (but not costs, expenses or penalties arising due to Supplier's non-compliance with environmental laws)) will be the responsibility of Supplier and cannot be charged to LESCO.

The parties will true-up on an annual basis actual costs (inclusive of the Margin) relative to invoiced costs, and will make payments of any amount due within three Business Days of reaching agreement thereon.

Supplier will review standard costs at least on an annual basis and update standards costs from time to time in good faith.

When Supplier secures additional business, all general costs charged to LESCO will be proportionately reduced based upon manufacturing capacity utilization and/or throughput utilized by such new customers. These costs include, but are not limited to:

     1.   Procurement and warehousing costs.

     2.   Inventory shrink.

     3.   G&A.

     4.   Planning, scheduling and transportation management.

                                  ATTACHMENT E

                            COST SAVINGS AND COST CAP

SECTION 1 - COST SAVINGS

LESCO and Supplier to agree to establish Baseline Metrics, as follows:

     1. Conversion cost per ton (which shall exclude the cost of raw materials) -

          a.   Martins Ferry

               i.   SCU

               ii.  Blended fertilizer

               iii. Blended combination products

          b.   Sebring

               i.   Blended fertilizer

               ii.  Blended combination products

          c.   Hatfield

               i.   Blended fertilizer

               ii.  Blended seed

          d.   Silverton - blended seed

     2. Distribution cost per pallet (Distribution Center operating cost plus inbound freight divided by the number of fertilizer, combination fertilizer and seed pallets shipped) -

          a.   Columbus

          b.   Sebring

          c.   Westfield

          d.   Silverton

          e.   Other

     3. Transportation cost per pallet (total outbound transportation cost for delivery of product to Service Centers or customers (but without duplication of costs included in Distribution cost per pallet, above) divided by the total number of fertilizer, combination fertilizer and seed pallets shipped) (adjusted for fuel surcharge charges) -

          a.   Martins Ferry/Columbus

          b.   Sebring

          c.   Hatfield

          d.   Silverton

          e.   Other

     4.   Non-standard cost metrics -

          a. Variance (excluding purchase price variance) plus shrink charged to LESCO divided by the number of tons produced for LESCO -

                    i.   Martins Ferry

                    ii.  Sebring

                    iii. Hatfield

                    iv.  Silverton

                    v.   Other

          b. Non-production cost charged to LESCO (G&A and planning, scheduling and transportation management cost) divided by the total number of tons produced for LESCO.

By April 20, July 20 and October 20 of each year, Supplier will prepare a schedule in conformity with Schedule 1-A setting forth the actual cost metrics for the items for the preceding fiscal quarter. Upon delivery of Schedule 1-A to LESCO, the parties will jointly review the schedule. Upon request by LESCO, Supplier will deliver reasonable documentation or explanations for any Specific Adjustments made to the Historical Metric due to events or conditions outside of Supplier's reasonable control. The Historical Metric will not be modified for conditions that are within Supplier's reasonable control. For clarity, it is Supplier's understanding that it shall be able to benefit from LESCO volume increases. Supplier and LESCO will, if requested by LESCO, jointly discuss whether such Specific Adjustments are warranted.

If the parties cannot agree as to the appropriate Specific Adjustments (and, accordingly, the New Metric) each company must document what it believes the New Metric should be in terms of dollars/(ton or pallet). On a calendar quarterly basis, such disputed metrics will be reviewed, discussed, and documented but no further action will occur. Once a New Metric is modified, the New Metric becomes the Historical Metric for future application and survives until modified in the future.

Within 30 calendar days following LESCO's year-end, Supplier will deliver
Schedule 1-A to LESCO unless given permission to delay by LESCO. Upon delivery of Schedule 1-A, the parties will meet within three Business Days to perform the previously outlined review for the fourth calendar quarter. The meeting cannot end until each variance is addressed and documented as discussed above.

Determination of "Cost Savings": If there are no disputed metrics and the total Cost Savings (column (h) from Schedule 1-A) is greater than $0, the Cost Savings calculation will result in a payment (the "Cost Savings Amount") from LESCO to Supplier determined as follows:

     -    Cost Savings < or = ${REDACTED}

          Under the "First ${REDACTED}" privilege, the entire savings is Supplier's, resulting in a payment from LESCO to Supplier.

     -    Cost Savings > ${REDACTED}

                                        Cost Savings

                                        X 50%

                                        Supplier share of Net Cost Savings

                                        + ${REDACTED}

                                        LESCO payment to Supplier

The LESCO payment to Supplier will occur within five Business Days of the scheduled meeting. Unless waived by Supplier, failure to make the payment will result in penalties to LESCO of 1.5% simply interest per month, accrued daily.

If there are any disputed metrics, the parties will utilize the documentation from the review meeting to summarize the difference per Schedule 1-B.

Depending on the net balance of variance per LESCO or Supplier, the following procedures will be followed -

- Net variance < or = $100,000 - no further action can be taken. Schedule 1-A will prevail.

-    Net variance > $100,000 but < or = $1 million

     - The Chief Executive Officers (or equivalent) of LESCO and Supplier must together review the Schedules 1-A and 1-B and, in good faith, attempt to resolve the variance and reach a compromise. If the CEO's cannot reach a compromise within 60 days, the matter immediately proceeds to arbitration, as follows ("Arbitration"):

          - The matter will be submitted to Deloitte & Touche LLP (or if Deloitte & Touche LLP cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of the parties, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by the parties in the conduct of their respective businesses) (the "Arbitrator"), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within ninety (90) days after such engagement. The Arbitrator shall act as an arbitrator to determine only those issues that remain in dispute, and such determination shall be based solely on a review of the factual materials presented by the parties, either on their own initiative or at the specific request of the Arbitrator, and such accounting principles and literature as the Arbitrator shall deem appropriate. No Federal or state Rules of Civil Procedure or Rules of Evidence shall apply. The determination of the Arbitrator shall be final, binding and conclusive on the parties.

          -    Cost to be allocated in reverse proportion to final award.

-    Net variance > $1 million

     - The Chief Executive Officers (or equivalent) of LESCO and Supplier must together review the Schedules 1-A and 1-B and, in good faith, attempt to resolve the variance and reach a compromise. If the CEO's cannot reach a compromise within 60 days, the matter immediately proceeds to Arbitration.

          -    Costs are split 50/50%.

For purposes of Schedules 1-A, 1-B, 2-A and 2-B to this is Attachment E, "PPI" means the Producers Price Index, Finished Goods Index, Simple Percent Method, Base Year 2005 (to the extent an entire year of information is not available, the parties shall determine the PPI based on the average of the information available as of the date of the calculation of the price adjustment). Such PPI shall serve as the base year hereunder, and measurements based thereon shall be on a simple interest basis, computed annually thereafter.

                                  SCHEDULE 1-A

                                                                                                  (F)                     (H)
                                        (A)          (B)           (C)        (D)       (E)    EXPECTED       (G)         COST
                                    HISTORICAL     SPECIFIC    NEW METRIC    ACTUAL   ACTUAL     COST     ACTUAL COST   SAVINGS
                                      METRIC     ADJUSTMENTS      [A+B]     RESULTS   VOLUME     [C*E]       [D*E]       [F-G]
                                    ----------   -----------   ----------   -------   ------   --------   -----------   -------
1. Conversion Cost per Ton -
   a. Martins Ferry
      i. SCU
      ii. Fertilizer
      iii. Combo
   b. Sebring
      i. Fertilizer
      ii. Combo
   c. Hatfield
      i. Fertilizer
      ii. Seed
   d. Silverton - seed
2. Distribution Cost per Pallet
   a. Columbus
   b. Sebring
   c. Westfield
   d. Silverton
   e. Other
3. Transportation Cost per Pallet
   a. Martins Ferry/Columbus
   b. Sebring
   c. Hatfield/Westfield
   d. Silverton
   e. Other
4. Non-Standard Costs per Ton
   a. Variance/shrink
      i. Martins Ferry
      ii. Sebring
      iii. Hatfield
      iv. Silverton
      v. Other
   b. Non-production costs
                                                                                                                          ---
   TOTALS                                                                                         $--         $--         $--
                                                                                                                          ===

                                  SCHEDULE 1-B

                                                                METRIC                            $ CHANGES
                                              -----------------------------------------   ------------------------
METRIC AND DESCRIPTION OF DISPUTED VARIANCE   PER SCHEDULE A   PER LESCO   PER SUPPLIER   PER LESCO   PER SUPPLIER
-------------------------------------------   --------------   ---------   ------------   ---------   ------------


SECTION 2 - COST CAP

In conjunction with the Cost Savings processes, LESCO and Supplier will track Historical Metrics, as follows:

     1. Conversion cost per ton (which shall exclude the cost of raw materials) -

          a.   Martins Ferry

               i.   SCU

               ii.  Blended fertilizer

               iii. Blended combination products

          b.   Sebring

               i.   Blended fertilizer

               ii.  Blended combination products

          c.   Hatfield

               i.   Blended fertilizer

               ii.  Blended seed

          d.   Silverton - blended seed

     2. Distribution cost per pallet (Distribution Center operating cost plus inbound freight divided by the number of fertilizer, combination fertilizer and seed pallets shipped) -

          a.   Columbus

          b.   Sebring

          c.   Westfield

          d.   Silverton

          e.   Other

     3. Transportation cost per pallet (total outbound transportation cost for delivery of product to Service Centers or customers (but without duplication of costs included in Distribution cost per pallet, above) divided by the total number of fertilizer, combination fertilizer and seed pallets shipped) (adjusted for fuel surcharge charges) -

          a.   Martins Ferry/Columbus

          b.   Sebring

          c.   Hatfield

          d.   Silverton

          e.   Other

     4.   Non-standard cost metrics -

          a. Variance (excluding purchase price variance) plus shrink charged to LESCO divided by the number of tons produced for LESCO -

               i.   Martins Ferry

               ii.  Sebring

               iii. Hatfield

               iv.  Silverton

               v.   Other

          b. Non-production cost charged to LESCO (G&A and planning, scheduling and transportation management cost) divided by the total number of tons produced for LESCO.

     On a calendar quarterly basis within 20 days of each quarter end, Supplier will prepare a schedule in conformity with Schedule 2-A setting forth the actual cost metrics for the items. Upon delivery of Schedule 2-A to LESCO, the parties will jointly review the schedule. Upon request by LESCO, Supplier will deliver reasonable documentation or explanations for any Specific Adjustments made to the Historical Metric due to events or conditions outside of Supplier's reasonable control. For clarity, any LESCO volume decreases shall serve as Specific Adjustments to the Historical Metric. The Historical Metric will not be modified for conditions that are within Supplier's reasonable control. Supplier and LESCO will, if requested by LESCO, jointly discuss whether such Specific Adjustments are warranted.

     If the parties cannot agree as to the appropriate Specific Metrics (and, accordingly, the New Metric) each company must document what it believes the New Metric should be in terms of dollars/(ton or pallet). On a calendar quarterly basis, such disputed metrics will be reviewed, discussed, and documented but no further action will occur. Once a Historical Metric is modified, the resulting New Metric becomes the Historical Metric for future application and survives until modified in the future.

Thirty days following LESCO's year-end, Supplier will deliver Schedule 2-A to LESCO unless given permission to delay by LESCO. If Supplier fails to deliver
Schedule 2-A to LESCO within such thirty day period, any cost savings due Supplier as provided in Section 1 of Attachment E hereof shall be reduced by $10,000 for each day that the schedule is late.

Upon delivery of Schedule 2-A, the parties will meet within three Business Days to perform the previously outlined review for the fourth calendar quarter. The meeting cannot end until each variance is addressed and documented as discussed above.

Determination of "Cost Cap": If there are no disputed metrics, the parties will proceed accordingly with Schedule 2-A. If there are disputed metrics, the parties will prepare Schedule 2-B.

If Schedule 2-B is not necessary, and

     1. The total Difference (Column (i) of Schedule 2-A) is greater than $0, no payment is required.

     2. The total Difference is less than $0, Supplier must pay LESCO the amount of the difference as a credit to LESCO's next scheduled payment(s).

If Schedule 2-B is necessary, and

-    The Difference is greater than $0, no payment is required.

- The Difference is less than $0 and the variance between the LESCO and the Supplier Cost Caps are

          a. Variance < or = $100,000 - no further action can be taken. Supplier Cost Cap will prevail.

          b.   Variance > $100,000 but < or = $1 million

               i. The Chief Executive Officers (or equivalent) of LESCO and Supplier must together review the Schedules 2-A and 2-B and, in good faith, attempt to resolve the variance and reach a compromise. If the CEO's cannot reach a compromise within 60 days, the matter immediately proceeds to Arbitration.

                    - Cost to be allocated in reverse proportion to final award.

          c.   Variance > $1 million

               i. The Chief Executive Officers (or equivalent) of LESCO and Supplier must together review the Schedules 2-A and 2-B and, in good faith, attempt to resolve the variance and reach a compromise. If the CEO's cannot reach a compromise within 60 days, the matter immediately proceeds to Arbitration.

                    -    Costs are split 50/50%.

     APPLICATION OF THE COST CAP WILL BE SUSPENDED UNTIL THE END OF THE TRANSITIONAL PERIOD. THE INITIAL HISTORICAL METRICS FOR THE COST CAP WILL BE DETERMINED BASED ON COSTS DETERMINED DURING THE TRANSITIONAL PERIOD.

                                  SCHEDULE 2-A

                                                   (B)
                                      (A)     1+ GREATER OF      (C)         (D)      (E)     (F)     (G)       (H)         (I)
                                  HISTORICAL (I) {REDACTED}%   SPECIFIC  NEW METRIC  ACTUAL ACTUAL COST CAP ACTUAL COST DIFFERENCE
                                    METRIC     OR (II) PPI   ADJUSTMENTS   [A*B+C]  RESULTS VOLUME   [D*F]     [E*F]       [G-H]
                                  ---------- --------------- ----------- ---------- ------- ------ -------- ----------- ----------
1. Conversion Cost per Ton -
   a. Martins Ferry
      i. SCU
      ii. Fertilizer
      iii. Combo
   b. Sebring
      i. Fertilizer
      ii. Combo
   c. Hatfield
      i. Fertilizer
      ii. Seed
   d. Silverton - seed
2. Distribution Cost per Pallet
   a. Columbus
   b. Sebring
   c. Westfield
   d. Silverton
   e. Other
3. Transportation Cost per Pallet
   a. Martins Ferry/Columbus
   b. Sebring
   c. Hatfield/Westfield
   d. Silverton
   e. Other
4. Non-Standard Costs per Ton
   a. Variance/shrink
      i. Martins Ferry
      ii. Sebring
      iii. Hatfield
      iv. Silverton
      v. Other
   b. Non-production costs
                                                                                                                            ---
   TOTALS                                                                                             $--       $--         $--
                                                                                                                            ===

                                  SCHEDULE 2-B

                                                                   NEW METRIC               NEW METRIC X VOLUME PER SCHEDULE A
                                                      -----------------------------------  -----------------------------------
                                     DESCRIPTION OF   ACTUAL PER                           ACTUAL PER
METRIC                             DISPUTED VARIANCE  SCHEDULE A  PER LESCO  PER SUPPLIER  SCHEDULE A  PER LESCO  PER SUPPLIER
------                             -----------------  ----------  ---------  ------------  ----------  ---------  ------------
1. Conversion Cost per Ton -
   a. Martins Ferry
      i. SCU
      ii. Fertilizer
      iii. Combo
   b. Sebring
      i. Fertilizer
      ii. Combo
   c. Hatfield
      i. Fertilizer
      ii. Seed
   d. Silverton - seed
2. Distribution Cost per Pallet
   a. Columbus
   b. Sebring
   c. Westfield
   d. Silverton
   e. Other
3. Transportation Cost per Pallet
   a. Martins ferry/Columbus
   b. Sebring
   c. Hatfield/Westfield
   d. Silverton
   e. Other
4. Non-Standard Costs per Ton
   a. Variance/shrink
      i. Martins Ferry
      ii. Sebring
      iii. Hatfield
      iv. Silverton
      v. Other
   b. Non-production costs
                                                                                              ---        ---          ---
   Total Prior Year Costs                                                                       0          0            0
                                                                                              ===        ===          ===

                                  ATTACHMENT F

                                     MARGIN

     1. "Margin on A/R" means, for each quarterly period, the product obtained by multiplying {REDACTED}% by Average A/R in such period; provided that where DSO is less than Target DSO for such period, then for purposes of determining the Margin on A/R for such period, Average A/R will be increased up to an amount so that DSO equals Target DSO for such period.

For purposes of determining Margin:

     a. "Average A/R" means, with respect to any period, an amount equal to the quotient of the sum of the daily balance of accounts receivable owing to Supplier under this Agreement for such period, divided by the number of days in such period;

     b. "DSO" means, with respect to any period, the product obtained by multiplying (a) the number of days in such period by (b) the amount obtained by dividing (i) Average A/R in such period by (ii) Sales in such period;

     c. "Sales" means, with respect to any period, the amount invoiced by Supplier to LESCO for Products shipped hereunder during such period;

     d. "Target DSO" means:

During the Period:                          DSO
------------------                          ---
To and including December 31, 2006          Within 45 days

From January 1, 2007 to December 31, 2007   Within 42 days

From January 1, 2008 to December 31, 2008   Within 39 days

From January 1, 2009 to December 31, 2009   Within 36 days

From January 1, 2010 to December 31, 2010   Within 33 days

From and after January 1, 2011              Within 30 days

     2. "Margin on Maintenance Capital" means, for each quarterly period, the product obtained by multiplying {REDACTED}% by the undepreciated portion of all Maintenance Capital with Maintenance Capital deemed to be made on the date the applicable asset was put into service or the date the applicable repair was made. For purposes of determining Margin on Maintenance Capital, all Maintenance Capital shall be deemed to have a depreciable life of five (5) years.

SOLICITORS, 31168, 94002, 101243664.2, Final LTSA with Turf Care


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